UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NEWELL BRANDS INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2019

To the Stockholders of NEWELL BRANDS INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL BRANDS INC. (the “Company”) to be held on May 7, 2019, at 9:00 a.m., local time at the W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030 (the “Annual Meeting”).

At the Annual Meeting, you will be asked to:

•	Elect twelve directors of the Company nominated by the Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

•	Vote on an advisory resolution to approve executive compensation;

•	Vote on a board proposal to amend the Company’s Restated Certificate of Incorporation to allow stockholder action by written consent;

•	Vote on two stockholder proposals described in the attached Proxy Statement, if properly presented at the meeting; and

•	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record at the close of business on March 15, 2019 may vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

We appreciate your continued confidence in our Company and look forward to seeing you at 9:00 a.m. on May 7, 2019.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

April 5, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to

Be Held on

May 7, 2019—the Company’s Proxy Statement and 2018 Annual Report to Stockholders are

available at

WWW.PROXYVOTE.COM

NEWELL BRANDS INC.

221 River Street, Hoboken, New Jersey 07030

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 7, 2019

You are receiving this Proxy Statement (the “Proxy Statement”) and proxy card from us because you own shares of common stock of Newell Brands Inc. (the “Company”). This Proxy Statement describes the items on which the Company would like you to vote. It also gives you information so that you can make an informed voting decision. The Company first mailed this Proxy Statement and the proxy card to stockholders on or about April 5, 2019.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

The Company will hold the 2019 annual meeting of stockholders (the “Annual Meeting”) at the W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030, at 9:00 a.m., local time, on May 7, 2019.

QUESTIONS AND ANSWERS ABOUT

VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Who is entitled to vote at the Annual Meeting?

Record holders of the Company’s common stock at the close of business on March 15, 2019 are entitled to notice of and to vote at the Annual Meeting. On the record date, approximately 423,082,689 shares of common stock were issued and eligible to vote.

What constitutes a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether a quorum is present at the Annual Meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the Annual Meeting, the Company expects that the Annual Meeting will be adjourned to solicit additional proxies.

How are votes counted?

You are entitled to one vote for each share you own on the record date on the election of directors and each proposal to be considered at the Annual Meeting. If your common stock is held in “street name” (i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker or bank regarding how to vote your common stock. Pursuant to Nasdaq Global Select Market (“Nasdaq”) rules, your broker or bank does not have discretion to vote your common stock without your instructions regarding the election of directors, the advisory vote on executive compensation, the board proposal and the stockholder proposals. If you do not provide your broker or bank with voting instructions regarding these proposals, your shares of common stock will not be considered present at the Annual Meeting for purposes of voting on these proposals (this is also known as “broker non-votes”). However, please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the ratification of the appointment of PricewaterhouseCoopers LLP.

How many votes are required to elect a director or approve a proposal?

Election of Directors. Directors receiving a majority of votes cast with respect to that director’s election (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director. Shares not present, shares not voting and shares voting “abstain” will have no effect on the election of directors.

Ratification of the appointment of PricewaterhouseCoopers LLP, approval of executive compensation, the stockholder proposals and approval of any other proposals. The vote required for the ratification of the appointment of PricewaterhouseCoopers LLP, the approval of executive compensation in the advisory vote, the stockholder proposals and the approval of any other proposal that may properly come before the Annual Meeting or any adjournment or postponement of the meeting, is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. With respect to any such proposal, you may vote in favor of or against the item or you may abstain from voting. Any proxy marked “abstain” with respect to such proposal will have the effect of a vote against the proposal. Shares not voting will have the effect of a vote against the proposal, and shares not present will have no effect on the proposal.

Approval of the board proposal. The vote required for the amendment to the Company’s Restated Certificate of Incorporation is the affirmative vote of a majority of the shares of common stock outstanding. Accordingly, abstentions, broker non-votes and other shares that are not voted on this proposal in person or by proxy will have the same effect as voting against the proposal.

How do I vote my shares?

You may attend the Annual Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees recommended by the Board, FOR the ratification of the appointment of PricewaterhouseCoopers LLP, FOR the advisory resolution to approve executive compensation, FOR the board proposal to amend the Restated Certificate of Incorporation of the Company to allow stockholder action by written consent, AGAINST the stockholder proposal modifying proxy access, AGAINST the stockholder proposal to prepare a diversity report, and in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•

Voting by Internet.    You also may vote through the Internet by signing on to the website identified on your proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in “street name,” you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Brands Employee Savings Plan for the benefit of plan participants. Participants in this plan have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in this plan may direct the trustee by telephone, through the Internet or by completing and returning a voting card. If valid instructions are not received from a Newell Brands Employee Savings Plan participant by 11:59 p.m. Eastern Daylight Time on May 2, 2019, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How may I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•

Sending a written notice, including by electronic mail, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the Annual Meeting to:

Newell Brands Inc.

221 River Street

Hoboken, New Jersey 07030

Attention: Corporate Secretary

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting. If your shares are held in “street name” by a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue, Suite 1608

New York, NY 10022

Phone Number: 1-800-662-5200

Email: NWLinfo@morrowsodali.com

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will tabulate the votes and act as an independent inspector of election for the Annual Meeting.

Who will pay the costs of solicitation of proxies?

This Proxy Statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of the Company. The Company will pay the costs of soliciting proxies.

Who is the Company’s proxy solicitor?

The Company has retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow Sodali LLC a fee of $11,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares of common stock will be voted as you direct.

If you sign and return your proxy card, but do not specify how your shares of common stock are to be voted, your shares of common stock will be voted, except in the case of broker non-votes, where applicable, as recommended by the Board.

We recommend that you vote on your proxy card as follows:

•	“FOR” all of the director nominees listed under the caption “PROPOSAL 1—ELECTION OF DIRECTORS” beginning on page 8;

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, as described under the caption “PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” beginning on page 75;

•	“FOR” the approval of the advisory resolution on executive compensation, as described under the caption “PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION” beginning on page 75;

•

“FOR” the amendment to the Company’s Restated Certificate of Incorporation, as described under the caption “PROPOSAL 4—AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDER ACTION BY WRITTEN CONSENT” beginning on page 76;

•	“AGAINST” the stockholder proposal, as described under the caption “PROPOSAL 5—STOCKHOLDER PROPOSAL MODIFYING PROXY ACCESS” beginning on page 78; and

•	“AGAINST” the stockholder proposal, as described under the caption “PROPOSAL 6—STOCKHOLDER PROPOSAL TO PREPARE A DIVERSITY REPORT” beginning on page 80.

How do I submit a stockholder proposal for the 2020 annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2020 annual meeting of stockholders must be in writing and be received by the Company no later than November 30, 2019. At the 2020 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s Proxy Statement for such meeting if the Company does not receive notice of the proposal on or before February 7, 2020.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2020 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the Annual Meeting, or February 7, 2020. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

How do I nominate a candidate for election as a director at the 2020 annual meeting?

Any stockholder wishing to nominate a candidate for election as a director at the Company’s Annual Meeting must notify the Company in writing no later than February 7, 2020. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors. In addition, the proxy access By-Law provision adopted by the Board in February 2016 allows qualifying stockholders to include their director nominees in the Company’s proxy materials by giving notice in writing no earlier than January 8, 2020 and no later than February 7, 2020. Such notice of a proxy access nomination must set forth certain information specified in the proxy access By-Law about each stockholder submitting a nomination and each person being nominated as a candidate for election as a director.

How do I provide a notice of my intention to present proposals and director nominations at the 2020 annual meeting?

Notices of intention to present proposals and director nominations at the 2020 annual meeting or requests in connection therewith, including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030, Attention: Corporate Secretary.

How can I obtain a copy of the Company’s 2018 annual report on Form 10-K?

A copy of the Company’s 2018 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the U.S. Securities and Exchange Commission (the “SEC”), may be obtained without charge upon written request to the office of the corporate secretary of the Company at 221 River Street, Hoboken, New Jersey 07030. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link under the “Investors” tab on the Company’s website at www.newellbrands.com and from the SEC’s EDGAR database at www.sec.gov. The information contained on, or accessible from, the Company’s website is not incorporated by reference into this proxy statement or any other report or document the Company files with or furnishes to the SEC, and references to the Company’s website are intended to be inactive textual references only.

What is householding?

As permitted by the Securities Exchange Act of 1934 (“Exchange Act”), only one copy of the notice or proxy materials is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the notice or proxy materials. This is known as “householding.”

The Company will promptly deliver, upon oral or written request, a separate copy of the notice or proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030, Attention: Corporate Secretary. Stockholders of record residing at the same address and currently receiving multiple copies of the notice or proxy materials may contact our transfer agent, Computershare Investor Services, to request that only a single copy of the notice or proxy materials be mailed in the future.

Contact Computershare by phone at (877) 233-3006 or (312) 360-5217 or by mail at P.O. Box 30170, College Station, TX 77842-3170.

Stockholders may also contact their bank, broker or other nominee to make a similar request.

Could other business be conducted at the Annual Meeting?

The Board does not know of any business to be brought before the Annual Meeting other than the matters described in the notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

Proxy Statement Summary

We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Newell Brands Inc. (“Newell” or the “Company”) for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and for any adjournment or postponement of the Annual Meeting. Below are highlights of certain information in this Proxy Statement. As it is only a summary, please review our complete Proxy Statement and 2018 Annual Report before you vote.

The Proxy Statement is intended to be released to you on or about April 5, 2019.

2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date	Location
May 7, 2019, at 9:00 a.m. local time	March 15, 2019	The W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030

Agenda Items:

	Proposal	Board Recommendation	Page Reference
1	Elect twelve directors of the Company nominated by the Board and listed on the proxy card enclosed with these materials	FOR	8
2	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019	FOR	75
3	Vote on an advisory resolution to approve executive compensation	FOR	75
4	Vote on a Board proposal to amend the Company’s Restated Certificate of Incorporation to allow stockholder action by written consent	FOR	76
5	Vote on a stockholder proposal modifying proxy access	AGAINST	78
6	Vote on a stockholder proposal to prepare a diversity report	AGAINST	80

CORPORATE GOVERNANCE HIGHLIGHTS

◾   Independent Non-Executive Chairperson of the Board

◾   Majority Voting in Uncontested Director Elections

◾   Annual Director Elections

◾   No Supermajority Provisions in the Charter Documents

◾   No Dual Class Capitalization

◾   No Poison Pill

◾   Annual Board, Chief Executive Officer (“CEO”), Committee and Individual Director Evaluation Process

◾   All Directors are Independent, Other Than the CEO

◾   Stockholder Proxy Access Right

◾   Stockholder Right to Call Special Meeting

◾  Formal Board Procedure to Address and Respond to Successful Stockholder Proposals

◾   Director Ownership Guidelines (5 times annual base retainer requirement)

◾   Anti-Hedging, Clawback and Anti-Pledging Policies

◾   Stockholder Outreach Program

◾  Average Independent Director Tenure of Approximately 3 Years

STOCKHOLDER ENGAGEMENT

We value the views of our stockholders and we believe that building positive relationships with our stockholders is critical to our long-term success. At the 2018 meeting of stockholders, the advisory vote on executive compensation was approved by approximately 76% of shares voted. The Organizational Development and Compensation Committee considered this level of approval to indicate the support of the majority of the Company’s stockholders, however it was a lower level of support than desired. To help management and the Board understand and consider the issues that matter most to our stockholders, we periodically engage with our stockholders on a range of topics related to executive compensation, governance and sustainability matters. During 2018, we conducted outreach with 20 of the Company’s top institutional investors representing approximately 58% of our shares outstanding to get feedback on the 2018 proxy season and to discuss corporate governance and executive compensation matters. More specifically, we engaged with these stockholders with respect to the proposal to adopt a stockholder right to act by written consent that received majority support at the 2018 Annual Meeting of Stockholders. The feedback we received from our stockholders has been incorporated in our disclosures including, but not limited to, the Board’s proposal to amend the Company’s Restated Certificate of Incorporation to allow stockholder action by written consent.

COMPENSATION HIGHLIGHTS

(see page 27 for our Compensation Discussion and Analysis)

•  The Company Emphasizes Pay for Performance.

•  Target and realized/realizable compensation of the named executive officers for 2018 and 2019 correlate with the Company’s performance and stock price decline over the past two years.

•  Target total direct compensation for the CEO and a majority of the named executive officers decreased from 2017 to 2018, including a 20% reduction in the value of the annual long term equity incentive award to the CEO.

•   For 2019, prior to entering into the agreement and general release relating to the retirement of the CEO (the “Polk Retirement Agreement”), the Company reduced target total direct compensation for our CEO from 2018 levels, including a 30% reduction in the value of the annual long term equity incentive award.

•   None of the named executive officers received an increase in base salary or target annual cash bonus percentage in 2018 or in February 2019.

•   There was no Management Bonus Plan (the “Bonus Plan”) payout in 2018 for the 2017 plan year for the CEO and named executive officers.

•  Performance-based restricted stock units (“RSUs”) granted in 2016 are expected to pay out at zero percent of target upon the conclusion of their vesting period in May 2019.

•  The Bonus Plan for 2018 paid out at 75% for the CEO and each of the other eligible named executive officers.

•  For 2018, approximately 90% of the CEO’s target total direct compensation was performance-based and over 78% of the other named executive officers’ target total direct compensation was performance based.

•   70% to 100% of the Company’s named executive officers’ annual long term equity incentive awards are performance-based.

•   For 2019, over 76% of the target total direct compensation for named executive officers other than the CEO will be performance-based.

•   The Company Focuses on Long-Term Success.

•  For 2018, approximately 75% of the CEO’s target total direct compensation was in the form of performance-based RSUs based on three-year relative total stockholder return (“TSR”), and on average approximately 61% of the other named executive officers’ target total direct compensation was based on this same metric.

•  The Company Encourages a Stockholder Focus.

•  The Company imposes share ownership and shareholding requirements upon its executive officers and non-employee directors.

PROPOSAL 1—ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

The Board has selected the following twelve nominees for election to the Board. The nominees will hold office from their election until the next annual meeting of stockholders, or until their successors are elected and qualified. On March 14, 2019, the Company announced that Michael B. Polk would be retiring from his position as President, Chief Executive Officer and member of the Board on June 28, 2019. Upon his retirement, the size of the Board will be reduced to eleven members pending the hiring of a new chief executive officer. Pursuant to the Company’s Corporate Governance Guidelines, a director is subject to mandatory retirement at the annual meeting immediately following the attainment of age 75.

Proxies will be voted, unless otherwise indicated, FOR the election of all of the twelve nominees for director. Each of the nominees identified in this Proxy Statement has consented to being named as a nominee in the Company’s proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s stockholders. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

Director Since

Bridget Ryan Berman, age 58, has served as the Managing Partner of Ryan Berman Advisory, LLC, a consumer and investment advisory firm, since January 2018. From 2016 to 2018, Ms. Ryan Berman worked as the Chief Experience and Strategy Officer at ENJOY Technology, Inc., a provider of personal delivery, set-up and training for consumer technology products. During 2016, Ms. Ryan Berman served as a Management Consultant at Google Inc., a multinational technology company and subsidiary of Alphabet Inc. From 2011 to 2016, Ms. Ryan Berman served as Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalogue division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories. Previously, Ms. Ryan Berman served as a Management Consultant for various retail brands, consulting on business strategy, merchandising, marketing and organizational development from 2008 to 2011; as the Chief Executive Officer of the Giorgio Armani Corporation, a U.S. subsidiary of Giorgio Armani S.p.A., a leading fashion and luxury goods company, from 2006 to 2007; and as Vice President and Chief Operating Officer of Retail Stores for Apple Computer, Inc., a multinational technology company, from 2004 to 2005. Ms. Ryan Berman also served in a variety of positions, including Group President, Global Retail, at Polo Ralph Lauren Corporation, a fashion and luxury goods company, from 1992 to 2004. Ms. Ryan Berman currently serves as board Chair of BH Cosmetics, Inc. and a member of the Board of Directors of Tanger Factory Outlet Centers, Inc. and Asbury Automotive Group, Inc. Ms. Ryan Berman is a former member of the Board of Directors of J. Crew Group, Inc. Ms. Ryan Berman was initially nominated to the Board in 2018 in connection with the Settlement Agreement (the “Settlement Agreement”) entered into with Starboard Value LP (collectively with its affiliates, “Starboard”) described under “Certain Relationships and Related Transactions.” Ms. Ryan Berman is a seasoned brand and e-commerce executive with over 35 years of experience in retail, and as a senior level executive has helped oversee the strategies and operations of the some of the leading brands in the world.

2018

Director Since

Patrick D. Campbell, age 66, has been the independent non-executive Chairperson of the Board since March 2018. Mr. Campbell retired in 2011 as Senior Vice President and Chief Financial Officer of 3M Company, a diversified global technology company, a post he held from 2002 to 2011. Prior thereto, he served as Vice President of International and Europe for General Motors Corporation, a vehicle manufacturing company, where he served in various finance functions during his 25 years with the company. Mr. Campbell currently serves as a member of the Board of Directors of Stanley Black & Decker, Inc., SPX FLOW, Inc. and Herc Holdings Inc. Mr. Campbell is a former member of the Board of Directors of SPX Corporation and Solera Holdings, Inc. Mr. Campbell was nominated to the Board in 2018 and serves as Chairperson pursuant to the Director Appointment and Nomination Agreement (the “Nomination Agreement”) entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Mr. Campbell’s knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenures at General Motors and 3M Company provide him with insight into a variety of issues applicable to the Company. In addition, he was also responsible for mergers and acquisitions as well as information technology in his role at 3M Company, and provides significant expertise in each of those areas.

2018

James R. Craigie, age 65, has been non-executive Chairman of Church & Dwight Co., Inc. (“Church & Dwight”), a household products manufacturing company, since 2016. Mr. Craigie served in a variety of senior roles with Church & Dwight, including Chairman and Chief Executive Officer from 2007 to 2016 and President and Chief Executive Officer from 2004 through 2007. From 1998 through 2003, Mr. Craigie was President and Chief Executive Officer and a member of the board of directors of Spalding Sports Worldwide, a sporting goods company, and its successor, Top-Flite Golf Co., a sporting goods company that focuses on golf equipment. From 1983 to 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. Mr. Craigie currently serves as a member of the Board of Directors of Church & Dwight, Bloomin’ Brands, Inc., where he serves as Lead Director, and the Gettysburg Foundation, a non-profit foundation involved with restoring the Gettysburg battlefields. Mr. Craigie also currently serves as an investor and advisor to Cove Hill Partners, a private equity firm. Mr. Craigie is a former member of the Board of Directors of Meredith Corporation, TerraVia Holdings Inc. (previously called Solazyme, Inc.), World Kitchens LLC, and Nielsen Media Research, Inc. Mr. Craigie is a recognized leader in consumer brands with deep brand building experience and a long track record of value creation during his tenure as Chief Executive Officer of Church & Dwight.

2018

Director Since

Debra A. Crew, age 48, retired in 2017 as Chief Executive Officer of Reynolds American, Inc., a tobacco company, a post she held during 2017. Ms. Crew served as President and Chief Operating Officer of R.J. Reynolds Tobacco Co., a tobacco company, from 2015 to 2017. Ms. Crew joined R.J. Reynolds Tobacco Co. in 2014 as President and Chief Commercial Officer. Also during 2014, Ms. Crew served at PepsiCo, a food, snack and beverage company, as President and General Manager, PepsiCo North America Nutrition. Ms. Crew served as President, PepsiCo Americas Beverages from 2012 through 2014 and as President, Western European Region of PepsiCo Europe from 2010 through 2012. Prior to her tenure with PepsiCo, Ms. Crew held positions of increasing responsibility at Kraft Foods, Nestlé S.A. and Mars, Inc. from 1997 to 2010. From 1993 to 1997, Ms. Crew served as a captain in the US Army, in military intelligence. Ms. Crew currently serves as a member of the Board of Directors of Stanley Black & Decker, Inc. and Mondelēz International, Inc. Ms. Crew is a former member of the Board of Directors of Reynolds American, Inc. Ms. Crew is a seasoned consumer goods operating executive, who brings a broad range of experience in branding, marketing, operations and strategy at some of the world’s leading consumer products companies.

2018

Brett M. Icahn, age 39, has been a consultant for Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, where he exclusively provides investment advice to Mr. Carl C. Icahn with respect to the investment strategy for Icahn Enterprises’ Investment segment and with respect to capital allocation across Icahn Enterprises’ various operating subsidiaries since 2017. From 2010 to 2017, Mr. Brett Icahn served as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Mr. Carl C. Icahn manages investment funds. From 2002 to 2010, Mr. Brett Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Mr. Carl C. Icahn. Mr. Brett Icahn is a former member of the Board of Directors of Nuance Communications, Inc., American Railcar Industries, Inc., Cadus Corporation, Take-Two Interactive Software Inc., The Hain Celestial Group, Inc. and Voltari Corporation. Mr. Carl C. Icahn has or previously had non-controlling interests in Nuance, Hain Celestial and Take-Two through the ownership of securities. Mr. Brett Icahn was nominated to the Board in 2018 in connection with the Nomination Agreement entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Mr. Brett Icahn’s experience at the Icahn entities, his multiple public company directorships and his tenure as a Portfolio Manager provide him with expertise in investing and capital allocation.

2018

Director Since

Gerardo I. Lopez, age 59, currently serves as Operating Partner at Softbank Group, a position he took in December 2018. Previously, he served until 2017 as President and Chief Executive Officer of Extended Stay America, Inc. and ESH Hospitality, Inc., the largest integrated owner/operator of company-branded hotels in North America, a post he held since 2015. From 2009 to 2015, Mr. Lopez was the President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (“AMC”), the world’s largest theatrical exhibition company. Prior to joining AMC, he served as Executive Vice President of Starbucks Corporation, the premier roaster, marketer and retailer of specialty coffee, where he also served as President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions, from 2004 to 2009. From 2001 to 2004, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company, a former music distribution company. Mr. Lopez currently serves as a member of the Board of Directors of CBRE Group, Inc. and Realty Income, Inc. Mr. Lopez is a former member of the Board of Directors of Brinker International, Inc., TXU Corp. (n/k/a Energy Future Holdings Corp.), National CineMedia, Inc., Extended Stay America, Inc., ESH Hospitality, Inc. and Safeco Insurance. Mr. Lopez was initially nominated to the Board in 2018 in connection with the Settlement Agreement we entered into with Starboard described under “Certain Relationships and Related Transactions.” Mr. Lopez is an executive with over three decades of experience in consumer-focused industries. In addition, he has overseen a variety of transformations at various companies, and brings significant expertise in that area.

2018

Courtney R. Mather, CAIA, CFA, age 42, has served as Portfolio Manager of Icahn Capital, the entity through which Mr. Carl C. Icahn manages investment funds, since December 2016, and was previously Managing Director of Icahn Capital from April 2014 to November 2016. Prior to joining Icahn Capital, Mr. Mather served in investment roles of increasing responsibility at Goldman Sachs & Co., a bank, from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing. Mr. Mather currently serves on the Board of Directors of Caesar’s Entertainment Corporation, Cheniere Energy Inc., Conduent Incorporated, Herc Holdings Inc., TER Holdings I, Inc. (formerly known as Trump Entertainment Resorts Inc.), and Ferrous Resources Ltd. Mr. Mather is a former member of the Board of Directors of American Railcar Industries, Inc., CVR Refining, LP and CVR Energy, Inc., Federal-Mogul Holdings Corporation, Freeport-McMoRan Inc. and Viskase Companies Inc. American Railcar Industries, CVR Refining, CVR Energy, Ferrous Resources Ltd., Federal-Mogul, TER Holdings and Viskase are each indirectly controlled by Mr. Carl C. Icahn. Mr. Carl C. Icahn also has a non-controlling interest in each of Caesar’s Entertainment Corporation, Conduent, Herc Holdings, and Freeport-McMoRan through the ownership of securities. Mr. Mather holds the Chartered Alternative Investment Analyst (CAIA) and Chartered Financial Analyst (CFA) professional designations. Mr. Mather was nominated to the Board in 2018 in connection with the Nomination Agreement entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Through his tenure at Icahn Capital and Goldman Sachs & Co., Mr. Mather has gained a detailed knowledge of accounting and financial analysis, risk governance, company capitalization structures and the capital markets. Additionally, Mr. Mather’s experience on public company boards in a variety of industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies.

2018

Director Since

Michael B. Polk, age 58, has been President and Chief Executive Officer of the Company since May 2018, and served as Chief Executive Officer between April 2016 and May 2018. Mr. Polk was previously President and Chief Executive officer from July 2011 to April 2016. Prior to joining the Company, he had been President, Global Foods, Home & Personal Care, Unilever, a consumer goods company, since 2010. Mr. Polk joined Unilever in 2003 as Chief Operating Officer, Unilever Foods USA and subsequently became President, Unilever USA in 2005. From 2007 to 2010, Mr. Polk served as President, Unilever Americas. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc., a consumer foods company, and three years at The Procter & Gamble Co. At Kraft Foods, Mr. Polk was President, Kraft Foods Asia Pacific and President, Biscuits and Snacks Sector, and was a member of the Kraft Foods Management Committee. Mr. Polk brings outstanding global marketing, consumer innovation, customer development and operations leadership to the Board. He has been successful in leading multi-billion dollar brands, in managing diverse product categories and navigating complex geographies. Mr. Polk serves on the Board of Directors of Colgate-Palmolive Company, where he chairs the Personnel and Organization Committee, and is a former member of the Board of Directors of The Yankee Candle Company, Inc.

2009

Judith A. Sprieser, age 65, currently serves as a Managing Director of Warrenton Advisors LLC, a strategic planning, corporate governance and business financing advisory firm, that she founded in 2005. Prior thereto, she served as President and Chief Executive Officer of Transora, Inc., a business to business marketplace for global consumer packaged goods, from 2000 to 2005. From 1987 to 2000, Ms. Sprieser held various positions at Sara Lee Corporation, a consumer products company, including Executive Vice President and Chief Executive Officer of Sara Lee’s Food Group, from 1999 to 2000 and Executive Vice President and Chief Financial Officer from 1995 to 1999. Ms. Sprieser serves on the Board of Directors of Allstate Insurance Company, where she serves as Lead Director, Intercontinental Exchange, Inc., where she chairs the Audit Committee, and Total Wine & More. Ms. Sprieser is also a member of the National Association of Corporate Directors Committee for Audit Committee Chairs. Ms. Sprieser is a former member of the Board of Directors of Experian plc, Jimmy Choo plc, Koninkilijke Ahold Delhaize N.V., and Reckitt Benckiser Group, plc, where she chaired the Remuneration Committee. Ms. Sprieser brings to the board decades of experience in both financial and operations management of consumer packaged goods companies and as a director of large of corporation across a multiple sectors.

2018

Director Since

Robert A. Steele, age 63, founded, and has served as a consultant for, STEELE Consulting LLC, a consulting firm, since 2012. Mr. Steele retired in 2011 as the Vice Chairman Health Care for Procter & Gamble Co., a provider of branded consumer packaged goods. During his 35-year tenure with Procter & Gamble Co., Mr. Steele served in a variety of executive leadership positions, including Vice Chairman Global Health and Well-being, Group President Global Household Care, and Group President of North American Operations. Mr. Steele currently serves on the Board of Directors of Berry Global Group, Inc., LSI Industries Inc. and BJ’s Wholesale Club, Inc. Mr. Steele also serves as a Senior Advisor to CVC Capital Advisors, a division of a private equity and investment advisory firm. Mr. Steele is a former member of the Board of Directors of Beam Inc., Keurig Green Mountain Inc. and Kellogg Company. Mr. Steele was initially nominated to the Board in 2018 in connection with the Settlement Agreement entered into with Starboard described under “Certain Relationships and Related Transactions.” Mr. Steele has extensive consumer products management experience, having held a variety of executive leadership positions during his tenure at Procter & Gamble Co.

2018

Steven J. Strobel, age 61, is a senior advisor to the CEO of Hill-Rom Holdings, Inc., a holding company focusing on medical technologies and equipment (“Hill-Rom”), and prior to December 2018, served as the Senior Vice President and Chief Financial Officer of Hill-Rom, since 2014. Prior to his position with Hill-Rom, Mr. Strobel was the Executive Vice President and Chief Financial Officer and a Director of BlueStar Energy, a retail electricity supplier, from 2009 to 2012, when it was acquired by American Electric Power. Mr. Strobel served as Senior Vice President and Treasurer of Motorola, Inc., a telecommunications company, from 2007 to 2008 and served as Motorola’s Senior Vice President and Corporate Controller from 2003 to 2007. From 2000 to 2003, Mr. Strobel was Vice President and Finance and Treasurer for Owens Corning, a building materials and composites company. From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President and Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada. Mr. Strobel has substantial experience in financial matters and leadership in both consumer and industrial markets. Mr. Strobel also has considerable experience with global, multi-divisional business models and a deep understanding of building brands and driving innovation at well-respected companies. He also has substantial institutional knowledge regarding the Company, due to his longstanding service to the Board.

2006

Director Since

Michael A. Todman, age 61, retired in 2015 as the Vice Chairman of Whirlpool Corporation, a home appliance manufacturing and marketing company (“Whirlpool”), a post he held since 2014. He served as President, Whirlpool International from 2009 to 2014 and served as a member of the Board of Directors of Whirlpool from 2006 through his retirement in 2015. He served as President, Whirlpool North America from 2007 to 2009; President, Whirlpool International from 2006 to 2007 and Executive Vice President and President of Whirlpool Europe from 2001 to 2006. From 1993 to 2001, he served in a number of roles at Whirlpool, including Executive Vice President, North America. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc., a computer company, and Price Waterhouse and Co., an independent auditing firm. He also serves on the Board of Directors of Brown-Forman Corporation and Prudential Financial. Mr. Todman has distinguished international management experience as well as extensive sales and marketing leadership experience from his career with Whirlpool. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2007

INFORMATION REGARDING BOARD OF DIRECTORS, COMMITTEES

AND CORPORATE GOVERNANCE

General

The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board has delegated certain authority to the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board has adopted the “Newell Brands Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030.

In recent years, the Board has taken the following actions with respect to the Company’s corporate governance practices:

• implemented and enhanced an annual Board, CEO, committee and individual director evaluation process

• implemented director and executive officer stock ownership guidelines

• established a stockholder outreach program

•  terminated the Company’s stockholder rights plan, or poison pill

•  adopted a formal procedure in its Corporate Governance Guidelines to address and respond to successful stockholder proposals

•  implemented majority voting for directors in uncontested director elections

•  recommended a proposal to eliminate supermajority voting requirements in the Company’s charter documents which was approved by stockholders

•  adopted a “clawback,” or recoupment, policy with respect to the incentive compensation of executive officers

• amended the Company’s Restated Certificate of Incorporation to provide for the annual election of directors

•  adopted changes to the Company’s By-Laws to permit stockholders who own 15% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting of stockholders

• adopted a “proxy access” provision in the Company’s By-Laws to permit stockholders who have owned 3% or more of the Company’s outstanding common stock for at least three years to nominate up to 20% of directors up for election in any one year

• recommended that stockholders vote in favor of amending the Company’s Restated Certificate of Incorporation to allow stockholder action by written consent

• implemented anti-hedging and anti-pledging policies

The Company has an Independent Non-Executive Chairperson of the Board.

The positions of Chairperson of the Board and CEO are usually held by different persons. The Board believes that this separation has served the Company well for many years. However, the Board may choose to change this as it determines to be best for the Company under the then existing circumstances.

Should the Chairperson of the Board position be held by the CEO, the Board will appoint a lead independent director. The Board believes that the current arrangement of separating the roles of

Chairperson of the Board and CEO is in the best interest of the Company and its stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management. Mr. Campbell currently serves as the independent non-executive Chairperson of the Board.

Mr. Campbell was appointed Chairperson of the Board in 2018 pursuant to the Nomination Agreement. Furthermore, pursuant to the Nomination Agreement, the Board may not appoint any other Chairperson of the Board without the approval of at least one of the Icahn Designees (as defined under “Certain Relationships and Related Transactions”) (so long as at least two Icahn Designees are members of the Board).

Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2019. During this review, the Board considered whether or not each director has any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable Nasdaq rules.

As a result of these reviews, the Board affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable Nasdaq rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Michael B. Polk. Mr. Polk is not considered an independent director because of his employment as President and Chief Executive Officer of the Company.

Meetings

The Company’s Board held nineteen meetings during 2018. All directors attended at least 75% of the Board meetings, including the 2018 annual meeting, and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting.

The Company’s non-management directors held five meetings during 2018 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairperson of the Board or lead director, or in his or her absence, the person the Chairperson of the Board or lead director so appoints. The Chairperson of the Board currently presides over executive sessions of the non-management directors.

Committees

The Board has an Audit Committee, a Finance Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Pursuant to the previously described Nomination Agreement, in 2018, Mr. Brett Icahn was appointed to the Audit Committee and Organizational Development & Compensation Committee and Mr. Mather was appointed to the Finance Committee as committee chair and to the Nominating/Governance Committee.

Audit Committee.    The Audit Committee, whose Chair is Mr. Strobel and whose other current members are Messrs. Brett Icahn, Lopez and Todman and Ms. Sprieser, met twelve times during 2018. The Board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Audit Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines and each of Messrs. Strobel and Todman and Ms. Sprieser qualifies as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

•

has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Finance Committee.    The Finance Committee, whose Chair is Mr. Mather and whose other current members are Messrs. Steele and Craigie and Ms. Sprieser, met nine times in 2018.

The Finance Committee is principally responsible for:

•	reviewing the Company’s capital structure, including its dividend policy and stock repurchase programs;

•	reviewing and recommending, as appropriate, acquisitions, divestitures, partnerships and other business combinations; and

•	reviewing the Company’s tax planning and treasury activities and key financial policies.

Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, whose Chair is Mr. Todman and whose other current members are Messrs. Brett Icahn and Lopez and Ms. Crew, met nine times during 2018. The Board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Organizational Development & Compensation Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the CEO’s performance and setting the CEO’s compensation;

•	making recommendations to the Board with respect to incentive-compensation plans, equity-based plans and director compensation;

•	reviewing and approving the compensation for executives other than the CEO; and

•	assisting the Board in management succession planning.

The Organizational Development & Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Organizational Development & Compensation Committee. Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the selection of a compensation consultant and consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee.    The Nominating/Governance Committee, whose Chair is Mr. Craigie and whose other current members are Mr. Mather, Ms. Ryan Berman and Ms. Crew met five times during 2018. The Board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Nominating/Governance Committee under the applicable SEC regulations and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board candidates for nomination or election as directors;

•	reviewing and recommending to the Board appointments to Board committees;

•	developing and recommending to the Board corporate governance guidelines for the Company and any changes to those guidelines;

•

reviewing, from time to time, the Company’s Code of Conduct and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board any changes to the Company’s Code of Conduct and such policies and programs; and

•	overseeing the Board’s annual evaluation of its own performance.

Each of the above referenced committees acts under a written charter that is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030.

Board and Management Roles in Risk Oversight.

Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its committees, provides oversight of the Company’s risk management. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations. In addition, each year, the full Board receives reports on the strategic plans and related risks facing the Company from senior management, including reports from the Company’s individual functions and businesses and their respective management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks and other risks relevant to the Company and the way it conducts business.

The Board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of stockholders.

•

The Audit Committee oversees the Company’s risk management process, with specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, legal matters and related risk mitigation. In connection with this oversight, the Audit Committee reviews and discusses with management, and, as appropriate, the Company’s internal auditors and the Company’s independent registered public accounting firm, the Company’s risk assessments, the risk management process and issues related to the management of the Company’s business. Among the risk management oversight responsibilities of the Committee is the status of security for the Company’s electronic data processing information systems and the general security of information systems. The Committee also receives an annual enterprise risk management update, which discusses the Company’s major financial, strategic, operational, cybersecurity and compliance risk exposures and the steps management has taken to monitor and control such exposures.

•

The Finance Committee oversees risks relating to the Company’s capital structure and financing, including borrowing, liquidity and capital allocation. The Finance Committee also oversees risks associated with stockholder distributions (dividends and stock repurchases), acquisitions and divestitures, the Company’s insurance programs, long-term benefit obligations and the use of derivatives to manage risk related to foreign currencies, commodities and interest rates.

•

The Organizational Development & Compensation Committee reviews the risk profile of the Company’s compensation policies and practices. This process includes a review of an assessment of the Company’s compensation programs, as described in “Risk Assessment of Compensation Programs” below. The Committee also manages risks associated with employee retention through employee development and succession planning.

•

The Nominating/Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. The Nominating/Governance Committee also oversees environmental and health and safety compliance, sustainability, corporate citizenship and government relations.

The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

Risk Assessment of Compensation Programs

With respect to compensation practices, the Organizational Development & Compensation Committee considered, with the assistance of management and the independent compensation consultant, whether the Company’s compensation policies and practices in 2018 for its employees, including the named executive officers, would motivate inappropriate levels of risk taking that could have a material adverse effect on the Company. The Organizational Development & Compensation Committee determined that there was no such material adverse effect. The Committee noted the following aspects of the executive compensation program that serve to mitigate any potential risk:

•	The program provides an appropriate balance between fixed and variable compensation.

•	Annual bonus payouts are based on a variety of performance metrics.

•	Long-term incentive equity awards are generally subject to a three-year cliff vesting, or in some cases three-year ratable vesting, promoting employee development and retention.

•

Stock ownership guidelines link executives’ interests to increasing the value of the Company’s common stock over the long-term, thus aligning management’s interest with those of the Company’s stockholders.

•	Executive incentive awards are subject to an incentive recoupment policy.

•	The hedging and pledging of Company securities by executive officers is prohibited.

Director Nomination Process

The Nominating/Governance Committee is responsible for identifying and recommending to the Board candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. From time to time, the Nominating/Governance Committee has engaged the services of global executive search firms to assist the Nominating/Governance Committee and the Board in identifying and evaluating potential director candidates. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

In 2018, the Board was significantly refreshed, adding more diversity and strength of experience. Nine new directors joined the Board, including three women, and the average tenure of the independent directors is now approximately three years.

As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. This year’s director nominees include many current or former CEOs or senior executives of large companies, reflect racial, ethnic and gender diversity and include several individuals with extensive international experience. The Board assesses the effectiveness of this practice by conducting a periodic review of its own performance, as discussed below, which evaluates, among other things, whether the Board and Nominating/Governance Committee are functioning effectively and in compliance with this policy. The Nominating/Governance Committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors.

Proxy Access By-Law.    Our By-Laws contain certain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In addition, the Company has amended its By-Laws to include a proxy access provision. Under the amended By-Laws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that such stockholder(s) and nominee(s) satisfy the disclosure and other requirements set forth in the amended By-Laws. In order to use this proxy access provision, stockholders are required to hold shares until the date of the applicable annual meeting (but not beyond), and third party compensation arrangements with nominees are permitted if disclosed in advance to the Company. The full text of the proxy access By-Law can be found in Exhibit 3.2 to the Current Report on Form 8-K filed by the Company with the SEC on April 15, 2016.

Our proxy access By-Law also provides that a candidate who does not receive more than 25% of shares voted may not be nominated as a proxy access candidate for the following two years. This provision prevents a stockholder or group of stockholders from using such a candidate to block other stockholders from nominating a candidate who may be able to receive a greater level of support in an election. Further, this provision is designed to prevent stockholders from abusing the proxy access process and requiring the Company and other stockholders to absorb the expense and effort of responding to a proxy access request after that process has already been used once with a particular candidate whom stockholders did not meaningfully support.

The Board of Directors continues to believe that our proxy access By-Law strikes the appropriate balance between promoting stockholder nomination rights and protecting the interests of our stockholders.

A stockholder who wishes to recommend a director candidate for consideration by the Nominating/Governance Committee should submit such recommendation in writing to the Nominating/Governance Committee at the address set forth below under “Communications with the Board.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Board Evaluations

In order to increase the effectiveness of the Board, the Nominating/Governance Committee supervises a review and evaluation of the performance of the Board. The evaluation is facilitated by a wide range of questions related to topics including oversight, strategy, management capabilities, structure of the Board, responsibilities and resources. In 2018, the evaluation process was updated and enhanced. The process now includes a new individual director evaluation, which enables each director to provide feedback on his or her peers. The evaluation questions used for the Board and Committees were also reviewed and updated. In 2018-2019, the Nominating/Governance Committee led a robust process to collect feedback, review it with the directors and facilitate self-evaluation comments. The Chairperson of the Board then reviewed the results with the Board and its committees. In addition, each of the Audit, Finance, Nominating/Governance and Organizational Development & Compensation committees conducted an annual self-evaluation.

Communications with the Board

The independent members of the Board have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board. Stockholders and other interested persons may communicate with the Company’s Board or any member or committee of the Board by writing to them at the following address:

Newell Brands Inc.

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Newell Brands Inc.

221 River Street

Hoboken, New Jersey 07030

Communications directed to the independent or non-management directors should be sent to the attention of the Chairperson of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the Chief Legal Officer at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o Chief Legal Officer, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com.

Code of Ethics

The Board has adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Conduct” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Conduct are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Conduct (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Conduct may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which include the Code of Conduct (applicable to all Company employees, including executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Nominating/Governance Committee considers and makes recommendations to the Board with respect to possible waivers of conflicts of interest or any other provisions of the Code of Conduct and the Code of Ethics for Senior Financial Officers. Pursuant to the Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of the Company’s non-employee directors under applicable law or Nasdaq rules and reports its findings to the Board in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Nominating/Governance Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit or other staff or by outside advisors. The Nominating/Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

In December 2015, in connection with its agreement to acquire Jarden Corporation (“Jarden”), the Company entered into an advisory services agreement with Mariposa, a company in which former directors, Martin E. Franklin and Ian Ashken, are partners and equity owners. Under the advisory services agreement, Mariposa agreed, until April 15, 2019, to provide the Company with certain strategic advisory services and such other services relating to the Company and its subsidiaries as may from time to time be mutually agreed to by the parties. Mariposa is paid an annual fee of $4.0 million for providing such services and has agreed to provide to the Company, upon its request, an average of up to 120 hours of such services for each fiscal quarter during the term of the agreement. During the period of the advisory services agreement, the Company agreed to provide to Mariposa office space and bear all reasonable costs and expenses of the overhead and support services relating to such office.

In addition, the Company agreed to reimburse Mariposa for the cost of all reasonable out-of-pocket fees incurred by Mariposa, including the reimbursement for use of private aircraft to attend board meetings of the Company in previous years. In consideration of the benefits to be received by Messrs. Franklin and Ashken under the advisory services agreement (in their capacity as partners in Mariposa), each of Messrs. Franklin and Ashken agreed to waive all fees and remuneration (but not including reimbursement of certain expenses), which they otherwise would have been entitled to receive in their former capacity as directors of the Company during the term of the advisory services agreement. If the advisory services agreement is terminated “without cause” (as defined in the advisory services agreement) prior to the third anniversary of the effective time of the subsequent merger, Mariposa will be entitled to receive, within five business days following receipt of written notice of such termination by the Company, an amount equal to $12,000,000 less the sum of all fees paid by the Company under the advisory services agreement to that date. During 2018, the Company made aggregate payments of approximately $4.3 million, including reimbursements of expenses, to Mariposa under the terms of the advisory services agreement.

Nomination Agreement

The Company is still subject to the Nomination Agreement, which was entered into on March 18, 2018 with Mr. Carl C. Icahn, Mr. Brett Icahn, Mr. Courtney Mather, Mr. Andrew Langham, High River

Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP and Beckton Corp. (collectively, the “Icahn Group”) and amended on April 23, 2018. Pursuant to the Nomination Agreement, each of Messrs. Brett Icahn and Mather (the “Icahn Designees”) and Mr. Campbell were appointed to the Board as of March 18, 2018. Mr. Campbell was also appointed Chairperson of the Board pursuant to the Nomination Agreement, and the Board may not appoint any other person Chairperson of the Board without the approval of at least one of the Icahn Designees (so long as at least two Icahn Designees are members of the Board). For any annual meeting of stockholders, should the Board decide not to nominate Messrs. Campbell or one of the Icahn Designees to the Board, the Company must notify the Icahn Group within a certain period of time in advance of the advance notice deadline for that annual meeting. So long as Messrs. Campbell or one of the Icahn Designees is serving on the Board and the Icahn Group has not materially breached the Nomination Agreement or dropped below certain ownership thresholds set forth therein, the Icahn Group shall be entitled to designate a replacement, who must be approved by the Board, should Messrs. Campbell or one of the Icahn Designees be rendered unable to continue to serve on the Board.

Pursuant to the Nomination Agreement, so long as an Icahn Designee is a member of the Board, the Board will not be expanded to greater than twelve directors without the approval from the Icahn Designees then on the Board.

In addition, at the Annual Meeting, and any subsequent annual meeting of stockholders subsequent to the Annual Meeting, if the Icahn Designees have agreed in writing to be nominated for election at such annual meeting, the Icahn Group agrees not to vote for any directors nominated by any person other than the Board and to vote in favor of the appointment of the Company’s auditors.

Pursuant to the Nomination Agreement, so long as either of the Icahn Designees is a member of the Board, the Company agreed (i) not to create a separate executive committee of the Board or any other committee with functions similar to those customarily granted to an executive committee, (ii) not to form any new committee without offering at least one Icahn Designee the opportunity to be a member of such committee, and (iii) that, with respect to any Board consideration of appointment and employment of executive officers, mergers, acquisitions of material assets, dispositions of material assets, or other extraordinary transactions, such consideration, and voting with respect thereto, shall take place only at the full Board level or in committees of which at least one of the Icahn Designees is a member.

If at any time the Icahn Group ceases to hold a “net long” position, as defined in the Nomination Agreement, in at least (A) 3.0% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause one Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement (or his or her replacement) to promptly resign from the Board and any committee of the Board on which he or she then sits and (B) 1.5% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause each Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement to promptly resign from the Board and any committee of the Board on which he or she then sits.

Settlement Agreement

During 2018, the Company was subject to the Settlement Agreement, dated April 23, 2018, by and between the Company and Starboard, pursuant to which Messrs. Lopez and Steele and Ms. Ryan Berman were initially appointed to the Board. The Settlement Agreement expired pursuant to its terms on the date that was 30 days before the advance notice deadline set forth in the Company’s By-Laws.

Ownership of Debt Securities

Mr. Brett Icahn owns $700,000 face amount of the Company’s 3.850% notes due 2023, which he purchased in an open market transaction with an unaffiliated third-party. Mr. Brett Icahn purchased the notes through a wholly owned limited liability company. In 2018, as a result of his ownership of the notes and in accordance with the terms of the notes, Mr. Brett Icahn received approximately $26,950 in interest from the Company. Mr. Brett Icahn did not receive any principal from the Company. The notes pay interest semi-annually in arrears on April 1 and October 1 of each year at the rate of 3.850% per annum.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Messrs. Todman, Brett Icahn and Lopez and Ms. Crew served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2018, an officer or employee of the Company, was formerly an officer of the Company, or, other than as noted in the Certain Relationships and Related Transactions section above, had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2018, none of the Company’s executive officers served on the Board or the compensation committee of any other entity, any officers of which served either on the Company’s Board or its Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT &

COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board has furnished the following report to the stockholders of the Company in accordance with rules adopted by the U. S. Securities Exchange Commission.

The Organizational Development & Compensation Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the current members of the Organizational Development & Compensation Committee:

Michael A. Todman, Chair Debra A. Crew Brett M. Icahn Gerardo I. Lopez

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made in 2018. For 2018, our named executive officers are:

•	Michael B. Polk, President and Chief Executive Officer;

•	Christopher Peterson, current Executive Vice President and Chief Financial Officer;

•	Ralph Nicoletti, former Executive Vice President and Chief Financial Officer;

•	William A. Burke, III, Executive Vice President and Chief Operating Officer;

•	Bradford R. Turner, Chief Legal and Administrative Officer and Corporate Secretary;

•	Russell Torres, Group President; and

•	Mark S. Tarchetti, former President.

Mr. Tarchetti resigned from his position as the Company’s president, effective as of May 25, 2018, at which time Mr. Polk was appointed President in addition to continuing to serve as Chief Executive Officer. On June 1, 2018, Mr. Nicoletti announced that he would be retiring from the Company at the end of 2018. The Company appointed Mr. Peterson as Mr. Nicoletti’s successor and the Company’s new Executive Vice President and Chief Financial Officer effective December 3, 2018. Mr. Burke announced in February 2019 that he will retire from the Company effective May 1, 2019. On March 14, 2019, the Company announced that Mr. Polk would retire from his position as President, Chief Executive Officer and member of the Board of Directors effective June 28, 2019.

2018 Results

2018 was a challenging year for the Company due to significant portfolio and organizational transformation, as well as the ongoing negative financial impact of a leading retailer bankruptcy, retailer consolidation, foreign exchange rates and cost inflation.

In 2018, the Company announced its Accelerated Transformation Plan, which aims to accelerate value creation and more rapidly transform and simplify the portfolio to one best positioned to leverage the Company’s advantaged capabilities in innovation, design and e-commerce. The Accelerated Transformation Plan is designed to significantly increase stockholder value through both strengthened operational and financial performance and deleveraging the balance sheet, while simultaneously returning capital to stockholders.

As part of the Company’s Accelerated Transformation Plan, during 2018, the Company announced it was exploring strategic options for its industrial and commercial product assets, including The Waddington Group, Process Solutions, Consumer and Commercial Solutions, as well as non-core consumer businesses, including the Rawlings, Goody Products, Jostens, Pure Fishing, and U.S. Playing Cards businesses. These businesses are all reported in discontinued operations, effective June 30, 2018. During 2018, the Company sold the Goody Products, Jostens, Pure Fishing, Rawlings and Waddington Group business units as part of the Accelerated Transformation Plan. The Company expects to complete the remaining divestitures by the end of 2019.

In 2018, the Company faced difficult market conditions, including (1) the continued disruption of the consumer retail market and inventory reductions at certain office superstores and writing distributors, (2) the bankruptcy related liquidation of a top 5 retail partner and leading customer of the Company’s Baby division, and (3) inflated material costs. Below is a summary of the overall financial and operating performance of the Company:

•	Net sales of $8.6 billion, a decline of 9.6% compared to 2017 and a core sales[1] decline of 5.2% versus 2017.

•	Reported gross margin of 34.9% in 2018, an increase of 70 basis points as compared to 2017.

•

Reported net loss of $6.9 billion in 2018, reflecting impairment charges on goodwill and indefinite lived intangibles of $8.3 billion reported in continuing operations and $1.5 billion reported in discontinued operations, compared with net income of $2.7 billion in 2017, and 2018 normalized net income[1] of $1.3 billion, roughly constant with the prior year.

•	Reported diluted loss per share of $14.60 in 2018 compared with diluted earnings per share of $5.63 in 2017, and normalized diluted earnings per share[1] of $2.68 in 2018 compared with $2.75 in 2017.

•	Operating cash flow of $680 million compared to $966 million in the prior year, and debt reduction payments of approximately $3.5 billion.

•	Approximately $1.5 billion of shares repurchased in 2018 and $0.4 billion in dividends to stockholders.

Pay for Performance

Target and realized/realizable compensation of the named executive officers for 2018 and 2019 correlate with the Company’s performance and downturn in stock price over the past two years. The Company continues to emphasize pay for performance, as evidenced by the design and execution of its 2018 compensation program:

•	Total direct compensation for the majority of the named executive officers, including the CEO, decreased in 2018.

•	None of the named executive officers received an increase in base salary or target annual cash bonus percentage in 2018.

•

The value of 2018 performance-based RSUs at target was reduced from 2017 for Messrs. Polk, Nicoletti, Tarchetti and Burke, including a 20% reduction for the CEO. The value of 2018 RSUs for Mr. Turner increased from 2017 levels in part due to his expanded responsibilities following his promotion to Chief Legal and Administrative Officer.

•	The Bonus Plan for 2018 paid out at 75% for the CEO and each of the other eligible named executive officers.

•

For 2018, approximately 90% of the CEO’s target total direct compensation was performance-based and over 78% of the other named executive officers’ target total direct compensation was performance-based.

•	The incentive targets for named executive officers included in the Company’s 2018 Bonus Plan were weighted 50% to the achievement of normalized diluted EPS[2] targets and 50% to the

[1]

For an explanation of core sales, normalized net income and normalized diluted earnings per share, and a reconciliation of these non-GAAP financial measures to net sales and reported earnings per share, please see Appendix A.

[2]

Normalized diluted earnings per share for purposes of the 2018 Bonus Plan payout were the reported earnings per share for the total Company, excluding the impact of charges which the Company normalizes for public reporting.

achievement of adjusted operating cash flow[3] targets in order to balance incentives to maximize profit and drive cash conversion.

•

100% of the annual equity awards to the CEO and Messrs. Nicoletti, Tarchetti and Burke, and 70% of the annual equity awards to Messrs. Turner and Torres, were performance-based and tied to relative TSR.

The Organizational Development & Compensation Committee (the “Committee”) continues to value pay for performance. In particular, the 2019 compensation program includes the following components:

•

Prior to entering into the Polk Retirement Agreement, the Company reduced target total direct compensation for the CEO in 2019, including a further 30% reduction in the value of the annual long term incentive equity award.

•	None of the named executive officers received an increase in base salary or target annual cash bonus percentage in February 2019.

•	Over 76% of the target total direct compensation for Messrs. Peterson, Torres and Turner will be performance based.

•

The incentive targets for named executive officers included in the Company’s 2019 Bonus Plan are weighted 50% to the achievement of normalized diluted earnings per share, 25% to the achievement of adjusted operating cash flow targets and 25% to the achievement of core sales growth targets, to enhance the focus on top-line growth in 2019.

•

100% of the annual equity awards to the CEO, Mr. Peterson and Mr. Torres, and 70% of the annual equity award to Mr. Turner, are performance-based. In addition, the grant value of 2019 annual long term incentive equity awards at target was reduced from 2018 levels for Messrs. Polk, Turner and Torres.

•

The incentive targets for performance-based RSUs granted to named executive officers in 2019 are weighted 50% to relative TSR performance and 50% to the achievement of cumulative free cash flow targets over the three-year performance period, resulting in enhanced focus on cash generation during the performance period.

As realized pay in 2018 and 2019 reflects the pay for performance design of prior year plans:

•	The 2017 Bonus Plan payout in 2018 was 0% for all named executive officers.

•	The LTIP performance-based RSUs granted in 2016 are expected to pay out at 0% in 2019.

[3]

Adjusted operating cash flow for purposes of the 2018 Bonus Plan payout consisted of operating cash flow for the total Company, inclusive of disposal proceeds for ordinary course and restructuring related asset sales and excluding the impact of debt repayment costs, acquisition and divestiture costs (including cash tax payments associated with divestitures completed after December 31, 2017), and expenditures associated with the 2018 proxy contest.

CEO Realized Direct Take-Home Pay

The graph below highlights for Mr. Polk the total direct compensation realized in 2017 and 2018 as well as the annualized amount of estimated realizable direct compensation for 2019. Mr. Polk’s realized pay decreased from 2017 to 2018 reflecting performance relative to targets under the Company’s Management Bonus Plan and the Long-Term Incentive Plan (“LTIP”) for the respective periods. The 2017 values are higher, reflective of the payment of 2016 bonuses and the vesting of equity awards granted in 2014 and relating to the three-year performance period of 2014-2016. Performance-based RSUs granted in 2014 and 2016 were based on relative TSR over the three-year performance period, while performance-based RSUs granted in 2015 were based on equally-weighted targets for relative TSR, compound annual EPS growth and average core sales growth over the three-year performance period. The reduction that is reflected in 2019 is indicative of the estimated reduction in payouts that are expected to occur with respect to performance periods covering our more recent periods of lower stockholder returns.

On March 21, 2019, the Company and Mr. Polk entered into the Polk Retirement Agreement in connection with Mr. Polk’s retirement. Related payments to be received in 2019 are not included in the graph below. Please see the caption, “Mr. Polk’s Retirement Agreement” below for more information on the Polk Retirement Agreement.

Although these figures differ from what is required to be disclosed in the Summary Compensation Table and other compensation tables below, we believe that they provide valuable insight because they illustrate the potential impact of the Company’s pay-for-performance compensation philosophy.

For 2017 and 2018, these amounts include:

•	the base salary paid in those years;

•	the 2016 annual cash bonus that was paid in 2017, and the absence of any bonus payout for the 2017 annual cash bonus that would have been payable in 2018; and

•

the RSUs that vested in 2017 and 2018, valued using the closing price of a share of Company common stock on each applicable vesting date and, for comparative purposes, excluding the value of dividend equivalents.

For 2019, these amounts include:

•	the base salary expected to be paid in 2019 on an annualized full-year basis;

•	the 2018 annual cash bonus that was paid in 2019; and

•

the anticipated payout of performance-based RSUs granted in May 2016, which are expected to pay out at zero percent based on relative total stockholder return during the performance period through the date of this proxy statement.

Compensation Program Objectives

Motivate executives to meet or exceed Company performance goals.    A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Committee reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives and strategies.

Reward individual performance and contributions.    The individual performance evaluation of each executive officer, together with the executive’s contribution to Company performance, generally affects most aspects of each executive’s compensation. For example, the Committee typically considers individual performance in determining an executive’s annual salary, which, in turn, impacts the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Bonus Plan. In addition, the CEO considers the individual performance of his direct reports when recommending any adjustments to the grant value for equity awards made to the executive under the LTIP.

Link the financial interests of executives and stockholders.    The Committee uses RSUs to provide long-term incentive compensation and to link the financial interests of the Company’s executives with those of its stockholders. In addition, the named executive officers are subject to stock ownership guidelines that ensure they retain a significant portion of their vested equity awards.

Attract and retain the best possible executive talent.    Successful recruiting and retention of talented executives requires the Company to provide competitive compensation opportunities. To do that, the Company obtains information about compensation practices of its relevant competitors, and in 2018, the Company used compensation information compiled from its 2018 custom comparator group and published survey data.

Compensation Policies and Practices

The Committee believes that the compensation program includes key features that align the interest of the named executive officers and the long-term interest of stockholders and are good corporate governance.

What We Do	What We Don’t Do

•   Align pay with performance

•   70-100% of named executive officer annual equity awards are performance-based (100% for the CEO)

•   Balance short-term and long-term incentives

•   Cap annual and long-term incentive awards

•   Require named executive officers and directors to own a meaningful amount of Company stock

•   Maintain a compensation recoupment policy

•   Maintain anti-hedging and anti-pledging policies for executive officers

•   Use an independent compensation consultant that reports directly to the Committee

•   Provide automatic or guaranteed base salary increases

•   Re-price stock options

•   Reward executives with little link to performance

•   Pay dividend equivalents on performance-based RSUs or, beginning with 2017 grants, on time-based RSUs, prior to vesting

•   Provide tax gross ups on golden parachute excise taxes

Determination of Executive Officer Compensation

Summarized in the table below are roles and responsibilities of the parties that participate in, or have been delegated authority with respect to, the development of the Company’s executive compensation program:

Organizational Development & Compensation Committee

•   Reviews Company performance and approves the payout level of performance awards, if any, for executives.

•   Reviews and recommends to the independent Board members the CEO’s annual compensation, including salary, bonus and long-term incentives.

•   Approves the annual compensation for all executive officers other than the CEO.

•   Reviews and sets performance goals under the Bonus Plan and LTIP.

•   Reviews and approves awards (including the terms and conditions of such awards) under the Bonus Plan and LTIP for all executive officers other than the CEO.

•   Approves any severance agreements, change in control agreements or similar agreements between the Company and its executive officers other than the CEO.

Independent Board Members	• Approve the CEO’s annual compensation, including salary, bonus and long-term incentive compensation.

Committee Consultant—FW Cook

•   Assists the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies.

•   Makes recommendations regarding executive compensation programs consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations.

•   Provides market data as background to decisions regarding CEO and senior executive base salary and annual and long-term incentives.

•   Advises the Committee regarding executive compensation best practices.

•   Maintains independence by providing no other services to the Company (the Committee has evaluated its relationship with FW Cook and has determined that no conflict of interest exists with respect to the services FW Cook provides to the Committee).

CEO

•   Recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards as well as potential adjustments to incentive awards based on individual performance.

•   Participates in the development of annual Company performance goals under the Bonus Plan.

Other Executives

•   The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee.

•   The CEO works with the Chief Legal and Administrative Officer and Chief Human Resources Officer regarding recommendations on base salary amounts, annual target bonus and equity awards for executives other than the CEO using competitive market data.

•   The Chief Financial Officer assists in developing recommendations on annual performance goals and determining whether financial performance goals were attained by the Company under the Bonus Plan and LTIP.

In making compensation decisions, the Committee considers several factors including competitive market data, individual and Company performance, skills, experience, complexity and criticality of role and internal pay equity. The Committee does not use a predetermined formula to make its overall decisions but considers all the above factors. However, in deciding each performance-based component of compensation for the Company’s named executive officers, generally including annual incentive and long-term incentive compensation, the Committee in 2018 tied payment to normalized diluted earnings per share, adjusted operating cash flow and TSR. Such performance goals are intended to align the majority of each executive officer’s compensation with stockholders’ interests over the near and long term.

Stockholder Outreach

At the 2018 annual meeting of stockholders, the advisory vote on executive compensation was approved by approximately 76% of shares voted. The Committee considered this level of approval to indicate the support of the majority of the Company’s stockholders; however it was a lower level of support than desired. We remain committed to ensuring our investors understand and support our executive compensation program, including how it aligns the interests of our executives with our stockholders as well as our corporate governance. We also want to understand what our stockholders think about executive compensation and corporate governance.

During 2018, we conducted stockholder outreach to 20 investors representing approximately 58% of stockholders. In this outreach, we shared information and solicited feedback regarding executive compensation, governance and sustainability matters. The inclusion of a cash flow target in the 2018 and 2019 Bonus Plans, and the addition of a second performance metric in the 2019 LTIP, were aligned with the feedback we heard from investors.

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders an advisory resolution to approve the compensation of the Company’s named executive officers, as disclosed in this Compensation Discussion & Analysis and the accompanying compensation tables and narrative. The Company currently submits the advisory vote on executive compensation annually to stockholders, with a vote being held at the Annual Meeting. See “Proposal 3—Advisory Resolution to Approve Executive Compensation.” Based on the advisory vote at the 2017 annual meeting, the frequency of the vote on our say on pay proposal will continue to be every year.

Competitive Market Data

Custom Comparator Group

For performance-based LTIP awards granted in 2018, the Company used a custom comparator group consisting of companies that participate in the various consumer and commercial products industries in which the Company competes. Companies in the custom comparator group represent the Company’s principal competitors for executive talent and reflect companies of similar size, global presence, business complexity and brand recognition. The following 21 companies were in the Company’s custom comparator group for 2018.

3M Company	General Mills, Inc.
Avery Dennison Corporation	Henkel AG & Company, KGaA
Brother Industries, Ltd.	Kimberly-Clark Corporation
The Clorox Company	Kraft Heinz
Colgate-Palmolive Company	Mattel, Inc.
Dorel Industries Inc.	Mitsubishi Electric Corporation
Ecolab Inc.	Societe Bic SA
Electrolux AB	Tupperware Brands Corporation
Emerson Electric Co.	VF Corporation
The Estèe Lauder Companies Inc.	Whirlpool Corporation
Fortune Brands Home & Security, Inc.

Given the changes in the Company’s size and portfolio of businesses as part of the Accelerated Transformation Plan, the Committee adopted an updated custom comparator group, which was among the factors considered for 2019 LTIP awards.

Compensation Survey Data

The Company periodically obtains information on the compensation practices of companies in both the custom comparator group and general industry and compares the Company’s executive compensation components to that data. For 2018, the Company also used compensation information compiled from published compensation surveys, including surveys from Willis Towers Watson, Mercer and Aon Hewitt. These surveys provide a larger pool of data for a more statistically relevant comparison of compensation levels and pay practices.

In 2018, the Company used competitive practice and survey information as a reference for decisions regarding:

•	the mix of executive compensation that is annual and long-term;

•	the portion of total compensation that is equity or cash; and

•	levels of total direct compensation, both the total and for each element (salary, annual incentive opportunities and long-term incentive opportunities).

For purposes of evaluating relative TSR for performance-based RSUs awarded under the LTIP, the Company uses only the custom comparator group as the most relevant businesses against which the Company competes.

Setting Compensation Opportunity

Each element of the compensation program complements the others and, together, is intended to achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Committee periodically reviews summary reports, or “tally sheets,” which identify key elements of the compensation paid to or realizable by each executive officer. The Committee uses the summary reports to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets the Company’s compensation objectives.

For executives, the Committee reviews competitive market data and establishes target total direct compensation opportunities (i.e., salary, annual incentive and annual long-term incentive targets) based on the following factors: individual performance, breadth of the executive’s responsibility, strategic importance of the position, internal pay equity, competitive market data, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2018. The “Total Compensation” amount shown on the Summary Compensation Table differs from what the Committee views as relevant to its decisions about executive compensation. For example, while retirement benefits constitute a key component of the competitive compensation package offered to executives, and the design and cost of these programs and the benefits they provide are carefully considered, retirement benefits are not viewed as a meaningful measure of annual executive compensation due to the numerous variables involved in, and volatility associated with, calculating their present value.

Mix of Pay

To reinforce the Company’s pay for performance philosophy, in 2018 over 90% and 78% of targeted total direct compensation for the CEO and other named executive officers, respectively, was contingent upon performance. As a result, realized compensation fluctuates significantly with the Company’s financial results and share price. The Committee believes this approach motivates executives to consider the impact of their decisions on stockholder value.

2018 Target Compensation Mix and “Pay at Risk”

Michael Polk	Other NEOs

• 90% of total direct annualized target compensation is at risk.	• 78% of total direct annualized target compensation for the other NEOs is at risk.
• 15% of the total direct annualized target compensation is tied to achievement of annual incentive goals, and 75% is tied to achievement of share price over the long term.

•   17% of the total direct annualized target compensation is tied to achievement of annual incentive goals, and 61% is tied to achievement of share price over the long term.

            PB= Performance Based

            TB= Time Based

The above presentation excludes Mr. Peterson due to the fact that he joined the Company in December 2018 and reflects LTIP for the other NEOs inclusive of performance and time-based awards in 2018.

Consideration of Individual Performance

As part of the Company’s annual performance evaluation process, the CEO and each named executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the CEO evaluates the named executive officer’s overall performance. The CEO’s evaluation of a named executive officer’s performance relative to these objectives involves a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. No single performance objective is material to the CEO’s evaluation of the named executive officer’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the evaluation of each named executive officer. The CEO’s evaluation of individual performance is considered when he recommends to the Committee, in the case of other named executive officers, base salary amounts, annual incentive payout amounts and equity grants.

At the beginning of the year, the Committee recommends to the independent members of the Board the CEO’s individual performance objectives. The Board’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the Committee and the full Board evaluate the CEO’s performance. The evaluation of the CEO’s overall performance relative to these objectives involves a high degree of judgment. No single performance objective is material to the Board’s evaluation of the CEO’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the CEO evaluation.

The Committee and Board also take into consideration the CEO’s performance when developing his base salary increase, if any, annual incentive payout amounts and long-term incentive grant value. In 2018, Mr. Polk did not receive an increase in base salary or target bonus percentage. His base annual salary ($1,350,000) and his target bonus (150% of base salary) remained the same as in effect at the end of 2017. In addition, the Board determined, considering the Company’s performance during 2017 and declines in the Company’s share price, that Mr. Polk’s 2018 LTIP award should be valued at $10,000,000 as compared to an award valued at $12,500,000 in 2017. In February 2019, Mr. Polk again did not receive an increase in base salary or target bonus percentage, and the Board determined, considering the Company’s performance in 2018 and smaller size due to the divestiture program, that Mr. Polk’s 2019 LTIP award should be valued at $7,000,000.

Target Total Direct Compensation

The table below highlights trends in target total direct compensation for named executive officers from 2017 to 2019. Target total direct compensation includes base salary, annual bonus and LTIP award values at target payout. In light of Company performance in 2017, target total direct compensation for Messrs. Polk, Nicoletti, Tarchetti and Burke was reduced in 2018 as compared to 2017. Mr. Turner’s target total direct compensation increased from 2017 to 2018 to reflect additional responsibilities assumed in August 2017. In light of Company performance in 2018 and the Company’s smaller size due to the divestiture program, target total direct compensation for Messrs. Polk, Turner and Torres was reduced in 2019 as compared to 2018. In addition, Mr. Burke, who will retire in May 2019, did not receive an equity award in February 2019. Compensation for Messrs. Polk and Burke in the table below is reflected on an annualized, full-year basis, notwithstanding their planned retirements. Mr. Peterson joined the Company in December 2018, so only his 2019 Target Total Direct Compensation is reflected in the table.

Executive	2017 Target Total Direct Compensation	2018 Target Total Direct Compensation	2019 Target Total Direct Compensation
Mr. Polk	$15,875,000	$13,375,000	$10,375,000
Mr. Peterson	—	—	$4,600,000
Mr. Nicoletti	$5,005,000	$4,525,000	—
Mr. Burke	$5,237,500	$4,825,000	$1,750,000
Mr. Turner	$2,556,631	$3,400,000	$3,000,000
Mr. Torres	—	$3,875,000	$3,562,500
Mr. Tarchetti	$9,750,000	$8,300,000	—

Key Elements of Executive Compensation

Salary

Salaries provide executives with a base level of income and are set based on the factors outlined above in “Setting Compensation Opportunity.”

The Committee generally sets annual salaries in February. In February 2018, the independent directors and the Committee did not approve any increase to the base salary of any named executive officer.

Annual Incentive Compensation

On February 13, 2018, the Committee adopted annual incentive targets for the 2018 Bonus Plan. The annual incentive program under the Bonus Plan is designed to reward annual performance that supports the business objectives and strategy. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved. The Bonus Plan was amended in 2018 in light of the elimination of the performance-based compensation exception to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, implemented by The Tax Cuts and Jobs Act of 2017, to provide the Committee more flexibility in determining appropriate performance criteria and to adjust bonus payouts for certain factors.

Listed below are the performance goals and relative weight for 2018 for the named executive officers:

Performance Goals	Weight	Rationale for the Measure

Normalized Diluted Earnings Per Share	50%	Incent profitable growth

Adjusted Operating Cashflow	50%	Drive cash flow generation

Under the terms of the 2018 Bonus Plan, targets were adjusted to exclude budgeted results for the Waddington Group, Rawlings, Goody Products, Jostens and Pure Fishing businesses for the periods following their divestitures, and to eliminate the negative impact of any unabsorbed overhead (net of transition service fee recovery) resulting during the periods following their divestitures. The 2018 performance targets, after giving effect to such adjustments, are summarized below:

2018 Bonus Plan Performance Targets

Performance Goals	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance
Normalized Diluted Earnings Per Share	$2.58	>$2.38	$2.78	$2.68

Adjusted Operating Cashflow ($ millions)	$1,055.4	>$855.4	$1,255.4	$687.1

The maximum payout for each performance goal is equal to 200% of the target cash bonus. If a performance goal is met at the target level, as determined by the Committee, the target bonus is paid for that goal. Performance above the target results in payment of a higher percentage of salary up to a pre-established maximum. Performance below the target results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met. The Committee (or independent directors, in the case of the CEO) also has the discretion to increase or decrease bonus payouts to named executive officers based on individual performance, quality of results or other factors they deem relevant.

In 2018, normalized diluted earnings per share was $2.68, which equates to 150% payout with respect to the 50% of the bonuses tied to earnings per share. Adjusted operating cash flow was $687.1 million, which is below the minimum adjusted operating cashflow required for payout for that goal. Therefore, based on the equally weighted performance goals, the named executive officer annual bonuses for 2018 were achieved at the 75% of target.

The table below shows actual bonus payouts for 2018 to the named executive officers as both the dollar value and as a percentage of base salary.

Name	2018 Actual Bonus Payment	Target as % of Earned Base Salary	Actual % of Target Earned in 2018
Michael B. Polk	$1,518,750	150%	75%
Christopher Peterson	—	N/A	N/A
Ralph Nicoletti	$656,250	100%	75%
William A. Burke	$656,250	100%	75%
Bradford R. Turner	$525,000	100%	75%
Russel Torres	$562,500	100%	75%
Mark S. Tarchetti	—	N/A	N/A

Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table. Pursuant to Mr. Polk’s compensation arrangement, in the event the incremental cost to the Company of his personal use of Company aircraft exceeds $165,000, any amounts in excess of $165,000 are deducted from the amount to be paid to him under the Bonus Plan. As will be discussed below, the incremental cost of Mr. Polk’s personal aircraft usage in 2018 was less than $165,000. Mr. Peterson started his employment with the Company in December 2018 and, therefore, was not eligible to receive a 2018 annual bonus. Mr. Tarchetti did not receive a 2018 annual bonus due to his voluntary resignation during 2018.

No named executive officer’s target bonus percentages were increased in 2018 or 2019.

The Company believes that the opportunity for cash bonuses for each named executive officer serve the Company’s goals to:

•	motivate each of them to achieve Company performance goals and enhance stockholder value; and

•	allow the Company to retain their services because it provides each of them with the opportunity to receive a competitive cash bonus.

Long-Term Incentive Compensation

Long-term incentive awards granted pursuant to the 2013 Incentive Plan are designed to motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the annual LTIP, the Committee sets a target award value for RSUs to be granted to each executive based on the breadth of the executive’s responsibility, strategic importance of the position, competitive data and internal pay equity.

The CEO’s recommendation to the Committee for the other executive officers may include an adjustment to the target LTIP opportunity based upon the CEO’s evaluation of the executive officer’s performance or other factors deemed relevant by the Committee. Similarly, when setting the CEO’s equity compensation, the independent members of the Board determine the CEO’s LTIP grant value based upon the Board’s evaluation of the CEO’s performance and other relevant factors. Considering the factors discussed above under the caption “Target Total Direct Compensation,” the independent directors and the Committee reduced the 2018 target LTIP award for each of Messrs. Polk, Nicoletti, Tarchetti and Burke in comparison to target LTIP awards made in 2017, and increased Mr. Turner’s LTIP award in 2018 as compared to 2017.

The LTIP target values and RSU grants for each of the named executive officers receiving LTIP awards in 2018 were as follows:

Name	LTIP Award Value at Target($)	LTIP Performance- Based RSUs	LTIP Time- Based RSUs
Mr. Polk	10,000,000	367,647	—
Mr. Peterson	—	—	—
Mr. Nicoletti	2,775,000	102,022	—
Mr. Burke	3,075,000	113,051	—
Mr. Turner	2,000,000	51,470	22,058
Mr. Torres	2,375,000	61,121	26,194
Mr. Tarchetti	6,300,000	231,617	—

The value reported in the Summary Compensation Table and Grants of Plan-Based Awards Table varies from the above amounts because those amounts reflect the stock price on the date of grant and the probable outcome of the performance conditions (relative TSR) for the performance-based RSUs. Based on these factors, the Summary Compensation Table shows an accounting value more than 23% higher than the grant date stock price. The values in the table above reflect the value the Committee considered when making the 2018 LTIP grants. Mr. Tarchetti forfeited his 2018 LTIP Award as a result of his resignation in May 2018.

For Messrs. Polk, Nicoletti, Tarchetti and Burke, 100% of the 2018 LTIP was provided in performance-based RSUs that are earned on the third anniversary of the date of grant, subject to the Company’s TSR relative to the applicable custom comparator group. For Messrs. Turner and Torres, 70% of the 2018 LTIP value was provided in the same type of performance-based RSUs, and 30% of the 2018 LTIP value was provided in time-based RSUs which vest ratably in one-third increments on each of the first, second and third anniversaries of the date of the grant. The number of RSUs granted was derived based on the closing price of the stock of the Company on February 14, 2018, the date of the Board meeting immediately following the Committee’s approval of the grants, or $27.20. No value is reflected for Mr. Peterson, whose first date of employment with the Company was December 3, 2018.

For performance-based RSUs granted in 2016, 2017 and 2018, the sole performance metric is TSR relative to the applicable custom comparator group, and the payout ranges from 200% (if the Company is first in the three-year TSR rank) to 0% (if the Company is last in the three-year TSR rank), with interpolation being used for TSR rankings between first and last. In addition, no payout is earned if the Company’s three-year TSR ranking falls in the bottom quartile of the applicable custom comparator group for the performance period.

From 2016 to 2018, the Committee established performance metrics for performance-based RSUs that were based 100% on relative TSR due to the complexities related to the Jarden acquisition and integration, and related portfolio transformation, and establishing long term performance metrics for the combined enterprise. In 2019, to enhance focus on cash flow generation and working capital improvement, the Committee established metrics for the performance-based RSUs that are based 50% on relative TSR and 50% on cumulative free cash flow, defined as operating cash flow less capital expenditures, subject to certain adjustments set forth in the LTIP document, over the three-year performance period.

The Company’s performance metric, as calculated under the LTIP during the performance period beginning on February 12, 2016 and ending March 31, 2019, is summarized below:

2016 LTIP Performance Metrics

Performance Goals	Weight	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Estimated Actual Performance
Relative TSR Performance	100%	10th	> Bottom 1/4	1st	<Bottom 1/4

Based on the Company’s relative TSR during the applicable performance period through the date of the proxy statement, none of the performance-based RSUs granted to Messrs. Polk, Nicoletti, Burke, Torres and Turner pursuant to the LTIP in May 2016 are expected to vest. Mr. Peterson joined the Company in 2018 and did not receive a 2016 LTIP grant.

Holders of performance-based RSUs and, beginning with grants made in 2017, time-based RSUs do not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be accrued and paid only at the time and to the extent that the RSUs actually vest.

In addition to the annual grants under the LTIP, from time to time RSUs are granted to executive officers in circumstances such as a promotion, a new hire, or for retention purposes.

Sign-on and Special Retention Awards

The Committee approved a sign-on inducement award to Mr. Peterson of time-based RSUs with a value of $2.7 million based on the Company’s closing stock price on the date of grant. The award was made on December 3, 2018 and will vest ratably in one-half increments on the first and second anniversaries of the award date if he remains employed with the Company through those dates.

For retention purposes, and in recognition of the expansion of his role to include management of the Company’s Corporate Development function and of the divestiture program, in May 2018, Mr. Turner was awarded a special RSU award with a grant date value of $700,000 which vests in three equal installments on the first, second, and third anniversary of the grant date, subject to his continued employment and performance conditions relating to cost savings initiatives and completion of the Company’s current divestiture program. At the same time, Mr. Turner also received a cash retention bonus equal to $1.2 million in the aggregate, of which $500,000 was paid in July 2018 (which installment would be subject to repayment in the event of Mr. Turner’s voluntary departure from the Company within twelve months of accepting the award), and which remains payable in additional installments of $350,000 each in July 2019 and July 2020, subject to his continued employment.

In addition, for retention purposes and recognizing Mr. Torres’ continued importance to the management of the Company, in May 2018, Mr. Torres was awarded a special RSU award with a grant date value of $750,000 which vests in three equal installments on the first, second, and third anniversary of the grant date, subject to his continued employment and performance conditions relating to cost savings initiatives. Mr. Torres also received a $750,000 cash retention bonus payable in equal installments of $375,000 each in July 2019 and July 2020, subject to his continued employment. In February 2019, the Committee determined that the performance conditions applicable to the vesting of the first tranche of the May 2018 awards for each of Mr. Turner and Mr. Torres had been satisfied.

In February 2019, for retention purposes and in recognition of the continued expansion of his responsibilities, the Committee also awarded Mr. Torres a special time-based RSU award for 150,000 time-based RSUs, with a grant date value of approximately $3.2 million, which vests in three equal installments on the first, second and third anniversary of the grant date, subject to his continued employment.

Grant Policies and Practices

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board or the Committee in February of each year. In 2016, however, due to the timing of the Jarden acquisition, annual equity awards were made in May 2016. The Company’s policy is that, except for new hires and certain promotions, all other equity awards to named executive officers will be made only at quarterly meetings of the Committee or the Board.

Incentive Compensation Recoupment Policy

Subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results. All executive officers have agreed to the terms of this policy.

Stock Ownership Guidelines

Executive officers and non-employee directors are expected to maintain ownership of Company stock equal to the following applicable market value:

CEO	6 times annual salary
Other Named Executive Officers	3 times annual salary
Non-Employee Directors (including Chairperson of the Board)	5 times annual cash retainer

Until the ownership level is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs. All shares held directly or beneficially, including time-based RSUs, performance-based RSUs for which all performance criteria have been satisfied but have not yet vested due to time-based vesting requirements, shares of Company stock allocated to executives’ accounts under the Newell Brands Employee Savings Plan (the “401(k) Plan”),

and deemed investments in Company stock available to non-employee directors under the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan, count toward attainment of these targets. Unexercised stock options and other unvested performance-based RSUs are not counted. Mr. Polk’s ownership exceeds the required ownership amounts under the Company’s stock ownership guidelines.

Retirement Compensation

The Company provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits also generally apply to named executive officers using the Newell Rubbermaid Supplemental Executive Retirement Plan (“SERP”) and/or the SERP Cash Account feature of the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (“2008 Plan”), depending upon the executive’s employment date and participation date in these plans. If the executive was a participant in the SERP before January 1, 2007 (Mr. Burke only), the executive participates in both the SERP and 2008 Plan. If the executive was not a participant in the SERP before January 1, 2007 (all other named executive officers), the executive participates only in the 2008 Plan.

In 2013, the Company, upon recommendation of the Committee, amended both the SERP and the 2008 Plan in order to: (1) align the retirement benefits provided by these plans with market practice; (2) simplify and harmonize the operation of the plans; (3) provide consistent levels of benefits among executives; and (4) stabilize the cost of the plans by reducing volatility.

Executives who participate in the SERP continue to earn service for purpose of benefit accruals. As a result of the Jarden acquisition, the SERP benefits for all participants in the SERP, including Mr. Burke, vested.

If the total projected value of the executive’s benefits under the revised 2008 Plan and revised SERP was less than 90% of the total projected value of benefits under the prior versions of the plans, the Company provided the executive with a transition benefit in order to make up for the estimated loss in value. The primary transition benefit was a supplemental contribution to the executive’s SERP Cash Account to be paid annually over a five-year period, with the payment for 2017 representing the final supplemental contribution. These supplemental contributions were in addition to the standard annual contribution made to an executive’s SERP Cash Account, as described in more detail following the “2018 Nonqualified Deferred Compensation” table below.

In November 2017, Newell Operating Company, a subsidiary of the Company, upon recommendation of the Committee, adopted the Newell Brands Supplemental Employee Savings Plan (the “Supplemental ESP”), effective January 1, 2018. The Supplemental ESP was adopted in connection with an overall harmonization of U.S. benefit plans at the Company. The Supplemental ESP is a new nonqualified deferred compensation plan that is available to a select group of management and highly compensated employees of the Company and certain of its subsidiaries. The Supplemental ESP is designed to allow for deferrals that are in addition to those available to employees under the 401(k) Plan because of compensation limits under that plan. For more information regarding the retirement benefits under the SERP, 2008 Plan, the 401(k) Plan, and Supplemental ESP, see “Executive Compensation—Retirement Plans,” below.

Other Compensation

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion.

Benefits for the named executive officers include:

•

Participation in the Flexible Perquisites Program, which provides a monthly cash stipend that can be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites;

•	Company contributions to the 401(k) Plan;

•	payment of life and long-term disability insurance premiums;

•	annual health examinations encouraged by the Company; and

•

assistance for a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, purchase of the executive’s home at an appraised value if not sold within a certain period, and a bonus for an early sale of the executive’s home and tax assistance on certain taxable reimbursed expenses.

The Company maintains two corporate aircraft, primarily for business travel, though the Committee believes that it is often in the best interests of the Company from a productivity, safety and security perspective that the CEO be permitted to use the aircraft for personal travel. Pursuant to his compensation arrangement, Mr. Polk is limited to personal use up to $165,000 in incremental cost to the Company annually, and any use in excess of such amount in the applicable year results in an equivalent reduction in the payout to be received by him under the Bonus Plan. As Mr. Polk’s personal usage in 2018 was less than $165,000, he did not receive any bonus adjustment. Other named executive officers may use the corporate aircraft for personal travel on a limited basis.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a federal tax deduction by the Company for compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Committee generally structured its historical compensation programs so that amounts under the Company’s Bonus Plan and certain equity awards could potentially qualify as “performance-based compensation” for purposes of Section 162(m) and be fully deductible by the Company for federal income tax purposes. Based on the repeal described above and the operation of Section 162(m), compensation granted by the Committee may not qualify as “performance-based compensation” under certain circumstances.

The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Committee does not limit executive compensation to amounts deductible under Section 162(m), since the Committee desires to maintain the flexibility to structure compensation programs that attract, retain and motivate the best possible executive talent and meet the objectives of the Company’s executive compensation program, and to enhance stockholder value. Additionally, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards that historically were intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intended to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

Termination Benefits

Each of the named executive officers is entitled to severance benefits following certain terminations of employment pursuant to their employment terms and the terms of their 2018 RSU agreements. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment—No Change in Control” for a discussion of these terms.

The Company believes that appropriate severance benefits are important to attracting and retaining talented executives. The Company also believes that the termination protections afforded under the 2018 RSU agreement and the special equity awards are appropriate given that the agreements provide that the executive will be subject to confidentiality obligations for five years following any termination of employment and non-solicitation, non-competition and non-disparagement restrictive covenants for two years following any termination of employment.

Under the RSU agreement approved by the Committee for LTIP awards to each of the named executive officers in 2019, if the executive’s employment with the Company is terminated by the Company for any reason other than good cause (as defined in the RSU agreement) or is terminated by the executive for good reason (as defined in the RSU agreement), prior to the third anniversary of the award date, a pro-rata portion of any unvested time-based RSUs and performance-based RSUs will remain outstanding until the applicable vesting date, upon which time they will vest on such pro-rate basis (without regard to any continuous employment requirements), provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved.

Employment Security Agreements

The Company has Employment Security Agreements (“ESAs”) with its executives, including the current named executive officers and certain key employees. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of the Company. The ESAs do not contain tax gross up provisions. Rather, payments and benefits payable to the executive will be reduced to the extent necessary if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment Following a Change in Control—Employment Security Agreements” below for a discussion of the terms of the ESAs.

The Company believes that the protections afforded by the ESAs are a valuable incentive for attracting and retaining top managers. The Company also believes that, in the event of an extraordinary corporate transaction, the ESAs could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs represent fair and appropriate consideration for the agreement of the executives to the restrictive covenants in the ESAs that prohibit them from competing with the Company and from soliciting Company employees for 24 months following a termination of employment. The benefits provided under the ESAs were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s comparator group.

Mr. Tarchetti’s Resignation

Mr. Tarchetti resigned from his position as the Company’s president, effective May 25, 2018. His departure was a voluntary resignation, and Mr. Tarchetti forfeited any rights he had to receive an annual bonus under the 2018 Bonus Plan and all equity awards that were unvested as of such date, and he was not eligible to receive any severance benefits.

Mr. Nicoletti’s Retirement Agreement

In connection with Mr. Nicoletti’s retirement, the Company and Mr. Nicoletti entered into a Retirement Agreement and General Release, dated May 31, 2018 (the “Nicoletti Retirement Agreement”), pursuant to which Mr. Nicoletti agreed to a customary release and restrictive covenants and is entitled to receive those severance benefits described below under “Executive Compensation—Termination of Employment—Retirement Agreements and Resignations.”

Mr. Burke’s Retirement Agreement

Mr. Burke will be retiring from the Company effective May 1, 2019. In connection with Mr. Burke’s retirement, the Company and Mr. Burke have entered into a Retirement Agreement and General Release, dated February 18, 2019 (the “Burke Retirement Agreement”) pursuant to which Mr. Burke agreed to a customary release and restrictive covenants and is entitled to receive those severance benefits described below under “Executive Compensation—Termination of Employment—Retirement Agreements and Resignations.”

Mr. Polk’s Retirement Agreement

Mr. Polk will be retiring from the Company on June 28, 2019. Pursuant to the Polk Retirement Agreement, Mr. Polk agreed to a customary release and restrictive covenants. The Polk Retirement Agreement entitles Mr. Polk to, among other things, (1) salary continuation payments for two years, totaling $2.7 million, unpaid amounts of which will be payable on August 1, 2019; (2) continued medical coverage for Mr. Polk and covered dependents under the Company’s plans, at COBRA rates, until Mr. Polk and his spouse are eligible for Medicare (or coverage under the medical plans of a new employer); (3) a lump sum payment of approximately $19,500, which is the difference between the aggregate premium for 24 months of medical coverage for Mr. Polk and his dependents, at the cost charged to active employees, and the aggregate premium for 24 months of such coverage at COBRA rates; (4) a portion of his annual cash incentive award pro-rated through June 28, 2019 under the 2019 Management Bonus Plan, payable in March 2020 (subject to the satisfaction of applicable performance conditions); (5) reimbursement of legal fees associated with the Polk Retirement Agreement, up to $10,000; and (6) retention of his Company-issued mobile phone, laptop computer and iPad. Mr. Polk’s unexercised 2011 stock options will remain exercisable until expiration in July 2021 consistent with the terms of the underlying option agreement. Additionally, Mr. Polk’s unvested performance-based RSUs awarded in February 2018 will continue to vest in February 2021 (subject to the satisfaction of applicable performance conditions) and a pro-rata portion of the RSUs awarded to Mr. Polk in February 2019, reflecting four months of service and totaling 45,724 RSUs, will continue to vest in February 2022 (subject to the satisfaction of applicable performance conditions). The provisions for the benefit of the Company included in any agreement previously entered into by Mr. Polk that by their applicable terms extend past his termination of employment, including but not limited to confidentiality, invention assignment, non-solicitation and non-competition provisions, will remain in full force and effect.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Michael B. Polk, President and Chief Executive Officer	2018	1,350,000	—	12,349,263	1,518,750	—	329,194	15,547,207
	2017	1,350,000	—	12,950,544	—	—	957,264	15,257,808
	2016	1,312,500	—	16,552,730	2,827,125	—	992,187	21,684,542

Christopher H. Peterson, Current Executive Vice President, Chief Financial Officer	2018	66,667	—	2,699,986	—	—	2,902	2,769,554

Ralph Nicoletti, Former Executive Vice President, Chief Financial Officer(4)	2018	875,000	—	3,426,919	656,250	—	1,001,773	5,959,942
	2017	875,000	—	3,372,288	—	—	175,333	4,422,621
	2016	493,845	1,900,000	7,762,629	709,161	—	52,375	10,918,010

William A. Burke, III, Executive Vice President, Chief Operating Officer	2018	875,000	—	3,797,383	656,250	44,655	180,826	5,554,114
	2017	868,750	—	3,626,160	—	658,866	598,312	5,752,088
	2016	796,053	—	4,720,757	1,101,490	361,259	490,887	7,470,446

Bradford R. Turner, Chief Legal and Administrative Officer and Corporate Secretary	2018	700,000	500,000	3,028,841	525,000	206	162,721	4,916,768
	2017	635,069	—	1,398,624	—	183	200,445	2,234,321

Russell Torres, Group President	2018	750,000	—	3,515,510	562,500	—	81,132	4,909,142

Mark S. Tarchetti, Former President	2018	402,778	—	7,780,015	—	—	22,060	8,204,853
	2017	1,000,000	—	8,029,344	—	—	214,767	9,244,111
	2016	922,212	—	15,993,744	1,283,945	—	164,877	18,364,778

(1)

Bonus Amounts.    In 2016, Mr. Nicoletti received a one-time new hire bonus in connection with the commencement of his employment of $1,900,000. In May, 2018, Mr. Turner was awarded a retention bonus consisting in part of a one-time cash payment of $500,000 (subject to a repayment obligation in the event of voluntary termination of employment, other than for good reason, within one year). Each of Messrs. Turner and Torres was also awarded a cash retention payment of $700,000 and $750,000, respectively, to be paid out in two installments, with 50% to be paid in the first payroll cycle after July 1, 2019 and the remaining 50% to be paid in the first payroll cycle after July 1, 2020, subject to certain conditions, including but not limited to continued employment with the Company during the relevant periods.

(2)

Stock Awards.    This column shows the grant date fair value of awards of RSUs granted to the executive officers in the years indicated computed in accordance with ASC 718. In February 2018, performance-based RSUs were awarded under the LTIP in the following amounts: Mr. Polk, 367,647 RSUs, Mr. Nicoletti, 102,022 RSUs, Mr. Burke, 113,051 RSUs, Mr. Turner 51,470 RSUs, Mr. Torres 61,121 RSUs, and Mr. Tarchetti, 231,617 RSUs. Also in February 2018, time-based RSUs were awarded under the LTIP in the following amounts: Mr. Turner 22,058 RSUs and Mr. Torres 26,194 RSUs. In May 2018, Mr. Turner was also awarded 26,575 RSUs that are subject to performance conditions related to cost savings and completion of the Company’s divestiture program, and Mr. Torres was awarded 28,473 RSUs that are subject to performance conditions related to cost savings. In December 2018, Mr. Peterson was awarded 115,384 time-based RSUs. See the Stockholders’ Equity and Share-Based Awards Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. Details regarding 2018 stock awards can be found in the table “2018 Grants of Plan-Based Awards.” Additional information regarding the 2018, 2017 and 2016 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards At

2018 Fiscal Year-End.” Mr. Tarchetti’s awards in 2018 lapsed upon his resignation of employment, but their grant date fair value is reflected in the Stock Awards column.

(3)

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    The amounts in this column represent the annual net increase (if more than zero) in the present value of accumulated benefits under the SERP and the Company’s Pension Plan for the years ended December 31, 2018, 2017 and 2016 (the measurement dates for reporting purposes of these plans in the Company’s Form 10-K filings) for those named executive officers who participate in these plans. In addition, Mr. Turner’s nonqualified deferred compensation account under the 2008 Plan had above-market earnings of $206 in 2018, which are reflected in this column. Mr. Burke participates in both the SERP and the Pension Plan. The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to Footnote (2) to the 2018 Pension Benefits table for additional information regarding the assumptions used to calculate the amounts in this column for 2018. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, in accordance with SEC regulations, only increases in present value are shown in the table, with the increases in 2018 due primarily to an additional year of service accrual under the SERP.

(4)

Mr. Nicoletti’s Retirement Agreement.    In connection with Mr. Nicoletti’s retirement from the Company, he was permitted to retain performance based RSUs and other awards granted under the 2013 Incentive Plan that would have otherwise vested in June 2019, February 2020 and February 2021, which will vest on their original vesting dates, subject to the achievement of the applicable performance goals. Mr. Nicoletti also received, among other things, (1) a lump sum severance payment of $875,000; (2) his pro-rated annual cash bonus under the 2018 Bonus Plan, payable at actual corporate performance levels (for 2018, 75%) and at the same time bonuses are paid to active employees; (3) continued medical coverage provided under COBRA at active employee rates for up to 52 weeks; and (4) certain other benefits, including retaining his Company-issued mobile phone and senior executive outplacement services.

Salary.    The “Salary” column of the Summary Compensation Table shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally approved in February of that year or in connection with the named executive officer’s promotion. In 2017, Mr. Burke’s salary increase became effective April 1, 2017, and Mr. Turner’s salary increase became effective August 25, 2017.

Bonus.    The “Bonus” column of the Summary Compensation Table shows special bonus, guaranteed minimum bonuses under the Bonus Plan and similar one-time, lump-sum payments to the named executive officers paid during the year which are separate from Non-Equity Incentive Plan Compensation.

Stock Awards.    The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the grant date fair value of awards of RSUs in accordance with ASC 718 for each named executive officer. The grant date fair values of these performance–based RSU awards are based on the probability of outcomes possible under the RSUs and the shares the recipient would receive under each of the outcomes. As a result, the fair values for purposes of the table are over 23% higher than the value represented by the actual stock price on the grant date, compared to a 3.6% adjustment in 2017.

Non-Equity Incentive Plan Compensation.    The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded under the Bonus Plan to each named executive officer. The Company pays all of these amounts, if any, in the month of March following the year in which they are earned. Bonuses under the 2018 Bonus Plan were earned at 75% of target. Mr. Peterson, who started with the Company in December 2018, was not eligible for a bonus under the 2018 Bonus Plan. Mr. Nicoletti was entitled under the Nicoletti Retirement Agreement to receive a pro-rated bonus. Mr. Tarchetti was not eligible to receive a bonus since he voluntarily resigned in May 2018. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Annual Incentive Compensation” and below in the footnotes to the 2018 Grants of Plan-Based Awards table.

Information regarding the amount of salary and bonus received in proportion to total compensation appears above under the caption “Compensation Discussion and Analysis—Mix of Pay.”

All Other Compensation.    The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer in 2018.

Name	Personal Use of Aircraft ($)(1)	Other Perquisites and Personal Benefits ($)(2)	401(k) Plan ($)(3)	Supplemental ESP ($)(4)	Insurance Premiums ($)(5)	Retirement related compensation ($)(6)	Total ($)
Michael B. Polk	114,621	36,000	16,500	155,625	6,448	—	329,194
Christopher H. Peterson	—	902	2,000	—	—	—	2,902
Ralph Nicoletti	7,358	21,638	16,500	75,375	3,474	877,428	1,001,773
William A. Burke	11,097	71,003	16,500	75,375	6,851	—	180,826
Bradford R. Turner	—	84,638	11,500	62,000	4,583	—	162,721
Russell Torres	37,775	32,342	9,063	—	1,952	—	81,132
Mark S. Tarchetti	—	9,016	12,320	—	724	—	22,060

(1)

Personal Use of Aircraft.    This column shows the estimated incremental cost to the Company in 2018 of providing personal use of Company-owned aircraft to the named executive officers. The estimated cost of aircraft usage is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The estimated hourly cost is calculated by taking into account variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. In connection with Mr. Polk’s compensation arrangement, any amounts in excess of $165,000 in incremental cost to the Company for his personal use of Company-owned aircraft are required to be deducted from the amount to be paid to him under the Bonus Plan. No such adjustments were required for 2018 as the cost of his personal usage was below $165,000.

(2)

Other Perquisites and Personal Benefits.    The amounts in this column include (a) monthly cash stipends of $3,000 for Mr. Polk, and $1,803 for Messrs. Peterson, Nicoletti, Tarchetti, Burke, Turner and Torres, paid to each named executive officer which may be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites (the amount reflected for Mr. Peterson relates only to December, 2018), (b) all amounts paid by the Company for physical examinations, which are permitted pursuant to Company policy and was utilized by Mr. Burke, (c) relocation related benefits of $63,000 for Mr. Turner, and (d) $47,625 and $10,704 of taxable commuting expenses for Messrs. Burke and Torres, respectively.

(3)	401(k) Plan. This column shows the amount of all Company Matching Contributions made for 2018 under the 401(k) Plan on behalf of each named executive officer.

(4)

Supplemental ESP.    This column shows the employer matching contributions for 2018 (exclusive of employee deferrals) which was credited to each named executive officer’s Supplemental ESP account for 2018, as described below under “Deferred Compensation Plans—Supplemental ESP.”

(5)

Insurance Premiums.    This column shows all amounts paid by the Company on behalf of each named executive officer in 2018 for (a) life insurance premiums: Mr. Polk, $1,688; Mr. Peterson, $0; Mr. Nicoletti, $2,124; Mr. Tarchetti, $161; Mr. Burke, $1,688; Mr. Turner, $546; and Mr. Torres, $602; and (b) long-term disability insurance premiums: Mr. Polk, $4,760; Mr. Peterson, $0; Mr. Nicoletti, $1,350; Mr. Tarchetti, $563; Mr. Burke, $5,163; Mr. Turner, $4,037; and Mr. Torres, $1,350.

(6)

Retirement Related Compensation. In connection with Mr. Nicoletti’s retirement from the Company, he received, among other things, (1) a lump sum severance payment of $875,000; and (2) certain other benefits, including retaining his Company-issued mobile phone, senior executive outplacement services, and reimbursement of legal fees and related tax expenses.

2018 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(6)	Grant Date Fair Value of Stock Awards ($)(7)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Michael B. Polk	2/14/2018	—	2,025,000	4,050,000	—	367,647	735,294	—	12,349,263
Christopher H. Peterson	12/03/2018	—	—	—	—	—	—	115,384	2,699,986
Ralph Nicoletti	2/14/2018	—	875,000	1,750,000	—	102,022	204,044	—	3,426,919
William A. Burke	2/14/2018	—	875,000	1,750,000	—	113,051	226,102	—	3,797,383
Bradford R. Turner	2/14/2018	—	700,000	1,400,000	—	51,470	102,940	—	1,728,877
	2/14/2018	—	—	—	—	—	—	22,058	599,978
	5/15/2018	—	—	—	—	—	—	26,575	699,986
Russell Torres	2/14/2018	—	750,000	1,500,000	—	61,121	122,242	—	2,053,054
	2/14/2018	—	—	—	—	—	—	26,194	712,477
	5/15/2018	—	—	—	—	—	—	28,473	749,979
Mark S. Tarchetti	2/14/2018	—	1,000,000	2,000,000	—	231,617	463,234	—	7,780,015

(1)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    Potential payouts under the Bonus Plan were based on performance in 2018. Bonuses under the Bonus Plan were earned at 75% of target. Mr. Peterson, who started with the Company in December, 2018, was not eligible to receive a bonus under the 2018 Bonus Plan. Mr. Nicoletti was entitled under the Nicoletti Retirement Agreement to receive a pro-rated bonus. Based on his departure date of December 31, 2018, he received all of his 2018 annual bonus. Mr. Tarchetti forfeited eligibility to receive a bonus since he voluntarily resigned in May 2018.

(2)

Estimated Future Payouts Under Equity Incentive Plan Awards.    This column includes the number of performance-based RSUs granted in 2018 to the named executive officers under the LTIP. The target number of shares shown in the table reflects the number of shares that will be awarded if, for the performance-based RSUs granted in February, 2018, the three-year total performance and market conditions are met at the target level. Actual shares, if any, will be awarded in February 2021 and may range from 0% to 200% of the target. Mr. Tarchetti forfeited his LTIP award as a result of his resignation in May 2018. For additional information on performance-based RSUs, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Long-Term Incentive Compensation.”

(3)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Threshold Payout.    Pursuant to the Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, no payment is to be made under the Bonus Plan until a minimum performance level for a performance goal, or threshold, is exceeded, and performance above such level will result in a payment ranging from $1 to the maximum bonus amount related to such goal, depending upon the level at which the goal was attained. For an explanation of the potential payouts under the Management Cash Bonus Plan with respect to 2018 performance, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Annual Incentive Compensation.”

(4)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target Payout.    Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 150% of full year salary earned; for Mr. Nicoletti, 100% of full year salary earned; for Mr. Tarchetti, 100% of full year salary earned; for Mr. Burke, 100% of full year salary earned; for Mr. Turner, 100% of full year salary earned; and for Mr. Torres, 100% of full year salary earned. Given that Mr. Peterson did not join the Company until December 2018, he was not eligible to receive an annual bonus under the Bonus Plan for 2018. Beginning in 2019, Mr. Peterson will be eligible for an annual cash bonus with a target payout equal to 100% of full year salary.

(5)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum Payout.    Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 300% of his full year salary; for Mr. Nicoletti, 200% of his full year salary; for Mr. Tarchetti, 200% of his full year salary; for Mr. Burke, 200% of his full year salary; for Mr. Turner, 200% of his full year salary; for Mr. Torres 200% of his full year salary. Given that Mr. Peterson did not join the Company until December 2018, he was not eligible to receive an annual bonus under the Bonus Plan for 2018. Beginning in 2019, Mr. Peterson will be eligible for an annual cash bonus with a target payout equal to 100% of full year salary and a maximum annual bonus equal to 200% of full year salary.

(6)

All Other Stock Awards: Number of Shares of Stock or Units.    This column shows the number of time-based RSUs awarded to the named executive officers in 2018 and the special RSU awarded to Messrs. Turner and Torres in May 2018. Subject to the achievement of the applicable performance conditions, actual shares relating to the special RSUs, if any, will be awarded in May 2019, May 2020 and May 2021. The performance criteria for the first tranche of these awards have been satisfied as of the date of this proxy statement.

(7)

Grant Date Fair Value of Stock Awards.    This column shows the grant date fair value of awards of RSUs granted to the named executive officers, computed in accordance with ASC 718 based on the target number of RSUs awarded. See Footnote 16, Stockholders’ Equity and Share-Based Awards, of the Notes to Consolidated Financial Statements included in the Company’s 2018 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards (1)				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael B. Polk(5)	225,872	—	15.15	7/18/2021	—	—	900,484	18,187,269
Christopher H. Peterson (6)	—	—	—	—	115,384	2,144,989	—	—
Ralph Nicoletti(7)	—	—	—	—	—	—	245,937	4,952,866
William A. Burke(8)	—	—	—	—	—	—	263,612	5,318,323
Bradford R. Turner(9)	—	—	—	—	57,797	1,113,076	101,992	2,046,512
Russell Torres(10)	—	—	—	—	54,667	1,060,004	167,150	3,381,006
Mark S. Tarchetti(11)	—	—	—	—	—	—	—	—

(1)	Option Awards. All options were granted with exercise prices equal to the market value on the date of grant, based on the closing market price of the common stock for such date.

(2)

Number of Shares or Units of Stock That Have Not Vested.    Represents all time-based RSU awards and special RSU awards held by the named executive officer as of December 31, 2018. The sign-on inducement award to Mr. Peterson in December 2018 vests ratably in equal increments on the first and second anniversaries of the award date subject to his continued employment. All time-based RSU awards awarded to the named executive officers vest in 2016 on the third anniversary of the date of grant. The time based and special RSUs granted to Messrs. Turner and Torres in May 2018 vest ratably in one-third increments on the first, second and third anniversaries of the award date if certain performance criteria are achieved for the special RSU awards and, generally, if the executive remains employed by the Company. The performance criteria for the first tranche of the May 2018 awards have been satisfied as of the date of this proxy statement.

(3)

Market Value of Shares or Units of Stock That Have Not Vested.    Represents the value of the number of shares of common stock covered by the time-based RSU awards and special RSU awards valued using $18.59 (the closing market price of the Company’s common stock on December 31, 2018) and also includes accrued but unpaid dividend equivalents, relating to dividends that were accrued but unpaid through December 31, 2018. The value provided for the special RSUs awarded to Messrs. Turner and Torres in May 2018 assumes that the performance criteria are achieved and also include accrued but unpaid dividend equivalents, relating to dividends that were accrued but unpaid through December 31, 2018, on the number of shares underlying those special RSUs. The actual number of shares issued or cash paid upon settlement (including with respect to dividend equivalents accrued over the performance periods) will depend on whether the performance goals are attained. In February 2019, the Committee determined that the performance condition applicable to the first tranche of each of Messrs. Turner’s and Torres’ May 2018 special grants, scheduled to vest in May 2019, have been satisfied.

(4)

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested.    Represents the value of the number of shares of common stock covered by the performance-based RSU awards using $18.59 (the closing market price of the Company’s common stock on December 31, 2018). The value provided assumes the annual performance-based RSU awards pay out at target and any stock price targets or other performance criteria are achieved. The values also include accrued but unpaid dividend equivalents, relating to dividends that were accrued but unpaid through December 31, 2018, on the number of shares underlying the performance-based RSUs at target. The performance-based RSU awards vest at the end of the applicable three-year performance cycle if certain performance goals are attained and, generally, if the executive remains employed by the Company. The actual number of shares issued or cash paid upon settlement (including with respect to dividend equivalents accrued over the three-year performance cycle) will depend on the extent to which the performance goals are attained or exceeded. Based on the Company’s relative TSR to the applicable custom comparator group with respect to the portion of each applicable performance period through the date of this Proxy Statement, none of the 2016 or 2017 performance-based RSUs would vest.

(5)

Vesting Dates—Polk.    As of December 31, 2018, the vesting dates of the performance-based RSUs were as follows: May 11, 2019 (263,034 RSUs), February 9, 2020 (269,803 RSUs), and February 14, 2021 (367,647 RSUs).

(6)	Vesting Dates—Peterson. The vesting dates of the time-based RSU awards are as follows: December 3, 2019 (57,692 RSUs) and December 3, 2020 (57,692 RSUs).

(7)	Vesting Dates—Nicoletti. The vesting dates of the performance-based RSU awards are as follows: June 8, 2019 (73,659 RSUs), February 9, 2020 (70,256 RSUs), and February 14, 2021 (102,022 RSUs).

(8)	Vesting Dates—Burke. The vesting dates of the performance-based RSU awards are as follows: May 11, 2019 (75,016 RSUs), February 9, 2020 (75,545 RSUs), and February 14, 2021 (113,051 RSUs).

(9)

Vesting Dates—Turner.    The vesting dates of the time-based RSU awards are as follows: February 14, 2019 (7,352 RSUs), May 11, 2019 (9,164 RSUs), February 14, 2020 (7,353 RSUs), and February 14, 2021 (7,353 RSUs). The vesting dates of the special RSU award made in May 2018 are as follows: May 15, 2019 (8,858 RSUs), May 15, 2020 (8,858 RSUs) and May 15, 2021 (8,859 RSUs). The vesting dates of the annual performance-based RSU awards are as follows: May 11, 2019 (21,384 RSUs), February 9, 2020 (29,138 RSUs), and February 14, 2021 (51,470 RSUs).

(10)

Vesting Dates—Torres.    The vesting dates of the time-based RSU awards are as follows: February 14, 2019 (8,731 RSUs), February 14, 2020 (8,731 RSUs), and February 14, 2021 (8,732 RSUs). The vesting dates of the special RSU award made in May 2018 are as follows: May 15, 2019 (9,491 RSUs), May 15, 2020 (9,491 RSUs), and May 15, 2021 (9,491 RSUs). The vesting dates of the annual performance-based RSU awards are as follows: May 11, 2019 (46,673 RSUs), February 9, 2020 (59,356 RSUs), and February 14, 2021 (61,121 RSUs).

(11)	Vesting Dates—Tarchetti. Mr. Tarchetti forfeited his unvested equity awards in connection with his resignation in May 2018, and, therefore, he had no outstanding equity awards as of December 31, 2018.

2018 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Michael B. Polk	209,991	6,236,733
Christopher H. Peterson	—	—
Ralph Nicoletti	31,368	774,162
William A. Burke	36,145	1,036,652
Bradford R. Turner	6,766	193,644
Russell Torres	28,287	765,446
Mark S. Tarchetti	70,445	2,030,381

(1)

Value Realized on Vesting.    Represents the number of vested shares of RSUs valued using the closing market price of the Company’s common stock on the relevant vesting date and includes the following cash payments for dividend equivalents paid on earned performance shares: Mr. Polk, $503,978; Mr. Burke, $49,894; Mr. Turner, $9,394; and Mr. Tarchetti, $117,189.

Retirement Plans

The Company provides its eligible executives in the U.S. with retirement benefits using a combination of the Pension Plan, the 401(k) plan, the SERP, the 2008 Plan and the Supplemental ESP.

2018 Pension Benefits

Mr. Burke is the only named executive officer who participates in the SERP and Pension Plan. This table shows: (1) the years of credited service for benefit purposes currently credited to Mr. Burke under the SERP and Pension Plan as of December 31, 2018; and (2) the current present value of the accumulated benefits payable under the SERP and Pension Plan to Mr. Burke as of December 31, 2018 (if commencing at age 65).

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
William A. Burke	SERP	16 years, 1 month	3,178,597	—
	Pension Plan	2 years, 1 month	77,980	—

(1)

Years of Credited Service.    The years of credited service for benefit purposes shown in this column for the SERP are calculated as of December 31, 2018, the measurement date used for reporting purposes in the Company’s 2018 Form 10-K. The years of credited service for benefit purposes for the Pension Plan are through December 31, 2004, the effective date for which the Pension Plan discontinued future benefit accruals.

(2)

Present Value of Accumulated Benefit.    The present value of accumulated benefits shown in this column are calculated as of December 31, 2018, the measurement date used for reporting purposes in the Company’s 2018 Form 10-K. Assumptions used in determining these amounts include a 4.10% discount rate for the SERP, 4.12% discount rate for the Pension Plan and the RP 2014 White Collar Mortality with projection of mortality improvement using Scale MP 2018, consistent with assumptions used for reporting purposes in the Company’s 2018 Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65. See Footnote 14 to the Consolidated Financial Statements contained in the Company’s 2018 Annual Report on Form 10-K for information regarding the assumptions used by the Company for reporting purposes. The present values for the SERP reflect an offset for the executive’s Social Security benefit, a Pension Plan benefit amount and the executive’s frozen portion of the SERP Cash Account feature of the 2008 Plan. A discussion of the SERP appears below.

(3)	Payments During Last Fiscal Year. Mr. Burke did not receive payments from the SERP or Pension Plan during 2018.

Pension Plan

The Pension Plan is a tax-qualified pension plan covering all eligible U.S. employees of the Company. The Pension Plan was amended to cease future benefit accruals and to suspend the addition of any future participants for non-union employees, including the named executive officers, beginning on January 1, 2005. As a result, among the named executive officers, only Mr. Burke is a participant in the Pension Plan.

Benefit Formula.    With respect to Mr. Burke, benefits were accrued at the rate of 1.37% of compensation not in excess of $25,000 for each year of service plus 1.85% of compensation in excess of $25,000. For purposes of the Pension Plan, compensation generally includes regular or straight-time salary or wages, up to the applicable Internal Revenue Code limits. Mr. Burke does not earn any additional pension benefits after December 31, 2004, however, he continues to earn years of service for vesting and early retirement eligibility purposes.

Retirement Benefit.    Mr. Burke is not yet eligible for a normal or early retirement benefit under the Pension Plan. Mr. Burke is eligible for a reduced early retirement benefit at age 60 or a deferred retirement benefit following termination of employment, beginning at age 65.

Form of Benefit Payment.    The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life.

Assumptions.    The assumptions used in calculating the present value of accumulated benefits under the Pension Plan are set forth in Footnote (2) to the 2018 Pension Benefits table above.

SERP

The SERP was intended to offer competitive benefits to attract and retain executive talent and covers executives who were participants prior to January 1, 2007 (namely, Mr. Burke).

Gross Benefit Formula.    The SERP calculates a gross pension benefit payable at Normal Retirement Date (age 65) prior to applying certain benefit offsets. The gross SERP benefit formula for Mr. Burke is a monthly benefit equal to 1/12th of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, Mr. Burke will continue to earn service for purposes of benefit accruals and vesting.

Compensation.    Compensation for purposes of the gross SERP benefit formula generally includes base salary and management cash bonus amounts, paid prior to April 1, 2013. However, for Mr. Burke, the amount of bonus compensation for 2006 and through March 31, 2013 generally was adjusted to equal the amount that would have been received by him under the bonus plan in effect for 2005.

Social Security and Pension Benefit Offsets.    The gross SERP benefit is reduced by Mr. Burke’s monthly primary Social Security benefit and Pension Plan benefit at age 65. The offset for the Pension Plan benefit is based on his marital status (i.e., a joint and 50% survivor annuity if married and a single life annuity if not married), includes the benefit the executive would have accrued by April 1, 2013 if the Company had not frozen new enrollment and benefit accruals under the Pension Plan effective December 31, 2004 and is applied without regard to his vested status in any actual Pension Plan benefit.

SERP Present Value, Cash Account Offset.    Mr. Burke’s gross SERP benefit, as reduced by his foregoing Social Security and Pension Plan benefit amounts, is converted to a lump sum present value amount as of January 1st following the year of his termination of employment. The actuarial assumptions for this purpose are based on the discount rate and mortality assumptions used by the Company in its Form 10-K for pension expense reporting purposes for the year of Mr. Burke’s termination of employment, except using a unisex mortality table and without reduction for mortality risk before age 65. The lump sum amount is then reduced (to not less than zero) by the full balance as of April 1, 2013 (both vested and unvested amounts) of his SERP Cash Account under the 2008 Plan accumulated with earnings through January 1st after the year of his termination of employment. The remaining SERP balance (if any) is transferred to his SERP Cash Account under the 2008 Plan, for the payout described below.

Benefit Entitlement.    As a result of the acquisition of Jarden Corporation in April 2016, Mr. Burke became vested in his SERP benefit.

Time and Form of Benefit Payment.    Mr. Burke will receive his SERP benefit at the same time and in the same form as payment of his SERP Cash Account under the 2008 Plan (i.e., a lump sum or in annual installments not to exceed ten years). The payment or commencement of the SERP benefit is expected to be in January 2020.

Forfeiture Events.    Mr. Burke will forfeit the SERP benefit if he engages in an act of fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with the Company in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for the Company.

Assumptions.    The assumptions used in calculating the present value of the accumulated benefit under the SERP are set forth in Footnote (2) to the 2018 Pension Benefits table above.

401(k) Plan

Effective January 1, 2018, the 401(k) Plan was amended to provide for matching Company contributions up to six percent of eligible earnings for all participants. The matching Company contributions made for each named executive officer in 2018 are reflected in the “All Other Compensation” column of the Summary Compensation Table.

2018 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2018, the earnings accrued on the named executive officer’s account balances in 2018 and the account balances at December 31, 2018 under the 2008 Plan and the Supplemental ESP.

Name	Name of Plan	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Michael B. Polk	2008 Plan	—	—	(300,811)	—	4,116,666
	Supplemental ESP	155,250	155,625	(3,290)	—	57,460
Christopher H. Peterson	2008 Plan	—	—	—	—	—
	Supplemental ESP	—	—	—	—	—
Ralph Nicoletti	2008 Plan	—	—	(9,590)	—	116,086
	Supplemental ESP	74,375	75,375	206	—	33,019
William A. Burke	2008 Plan	—	—	(241,441)	—	2,750,503
	Supplemental ESP	94,792	75,375	(1,872)	—	25,472
Bradford R. Turner	2008 Plan	—	—	(23,346)	—	228,363
	Supplemental ESP	56,000	62,000	(920)	—	21,830
Russell Torres	2008 Plan	—	—	(16,902)	—	158,512
	Supplemental ESP	—	—	—	—	—
Mark S. Tarchetti	2008 Plan	—	—	(47,841)	—	401,870
	Supplemental ESP	7,500	—	(377)	(7,123)	—

(1)

Company Contributions in Last FY.    For 2018, the Company contributed to each eligible named executive officer’s account under the Supplemental ESP the amount described in the table, as reported in the All Other Compensation column of the 2018 Summary Compensation Table. Company contributions were credited in March 2019 for the 2018 Plan year. No Company contributions are reflected for the 2008 Plan because the 2008 Plan was frozen to future deferrals as of January 1, 2018 with respect to the named executive officers.

(2)

Aggregate Earnings (Loss) in Last FY.    The investment earnings/loss for 2018 reported in this column for each named executive officer is not included in the 2018 Summary Compensation Table, except above market earnings of $206 by Mr. Turner, under the SERP Cash Account feature of the 2008 Plan, which is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

(3)	Aggregate Withdrawals/Distributions. No named executive officer received a distribution from, or withdrew funds from, the 2008 Plan in 2018.

(4)

Aggregate Balance at Last FYE.    The following amounts with respect to the 2008 Plan were reported in the Summary Compensation Table in prior years: Mr. Polk $3,945,721; Mr. Nicoletti $125,249; Mr. Tarchetti $401,264; Mr. Burke $2,625,556; and Mr. Turner $77,684. These totals do not reflect 2018 Company contributions or bonus deferrals under the Supplemental ESP, which occurred or will occur in March 2019.

Deferred Compensation Plans

2008 Plan

Eligibility.    All of the named executive officers other than Mr. Peterson were eligible to participate in the 2008 Plan.

Participant Contributions.    For each calendar year prior to 2018, a participant could elect to defer to the 2008 Plan up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year. The deferred amounts were credited to an account established for the participant. As of January 1, 2018, the 2008 Plan was frozen to future deferrals with the exception of a small number of grandfathered participants, none of whom are named executive officers.

SERP Cash Account Feature—Basic Contribution.    All named executive officers (other than Mr. Peterson) participated in the SERP Cash Account feature under the 2008 Plan. They received an annual basic contribution credit, as provided in the table below. This annual contribution credit was discontinued for all plan years following 2017 in connection with the adoption of the Supplemental ESP.

Age + Completed Years of Service	% of Eligible Compensation
Less than 40	6
40-49	7
50-59	8
60 or more	9

SERP Cash Account—Transition Contribution.    Effective April 1, 2013, SERP Cash Account transition contributions were earned by Messrs. Polk and Burke. The transition contribution was made to the SERP Cash Account for each named executive officer annually over a five-year period. These transition contributions were made in addition to the basic 6% to 9% annual contributions described above. The value of the supplemental contributions for Mr. Polk was primarily driven by the elimination of the 10% supplemental contribution that he was previously entitled to because he did not participate in the SERP. The value of the supplemental contribution for Mr. Burke was primarily driven by the freezing of compensation and offsets for purposes of calculating benefits under the SERP as well as the change to the definition of compensation used to determine contributions made to the SERP Cash Account. None of the other named executive officers have received any transition benefits as they did not participate in the prior versions of the SERP and 2008 Plan. The transition contributions vested on March 31, 2016 (and immediately for contributions made thereafter) as long as the executive was actively employed on such date.

Vesting.    All named executive officers who participated in the SERP Cash Account feature under the 2008 Plan were 100% vested in their SERP Cash Account balances and other benefits under the 2008 Plan.

Investments.    Each participant’s account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the participant from time to time.

Distributions.    At the time a participant made a deferral election, he or she must have elected whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). However, the participant’s retirement account and the vested portion of his or her Company contributions account will be paid out in a lump sum upon termination of employment prior to attaining age 55. The payment or commencement of the benefits will be made in the year after the year of the participant’s termination of employment, but not sooner than six months after the date of such termination. A participant also may have elected, at the time of the participant’s initial deferral election, to have certain deferrals paid in January of any year during the participant’s employment, provided that the payment date is at least two years after the year for which the election was effective and amounts subject to such payment election will become payable upon the participant’s termination of employment if such termination occurs before payments have begun pursuant to the participant’s election.

In addition, upon a participant’s death, deferrals and Company contributions will be paid to beneficiaries in accordance with the participant’s payment election for amounts payable on a termination of employment. Upon a participant’s termination of employment within two years following a change in control of the Company (for Internal Revenue Code Section 409A purposes), the entire undistributed account under the 2008 Plan will be paid in a lump sum on the first business day of the seventh month following the participant’s termination of employment. A participant may also request a distribution as necessary to satisfy an unforeseeable emergency.

Supplemental ESP

Eligibility.    All of the named executive officers are eligible to participate in the Supplemental ESP.

Participant Contributions.    For each calendar year, a participant can elect to defer up to 50% of his or her base salary in excess of the IRS 401(a)(17) limit and up to 100% of any annual incentive bonus on a pre-tax basis. The deferred amounts are credited to an account established for the participant.

Company Contributions.    For each year, the Company will credit participants with a matching contribution for up to 6% of their base pay in excess of the IRS 401(a)(17) limit, subject to applicable conditions. The Company will also make a matching contribution for up to 6% of their annual incentive bonus, subject to applicable conditions. The Company also has the ability to make discretionary matching contributions under the Supplemental ESP.

Compensation.    The amount of compensation deferred under the Supplemental ESP is based on elections by each participant in accordance with the terms of the Supplemental ESP, the Company contributions and the earnings or losses thereon. The obligation of the Company to pay such deferred compensation will become due as pre-designated by each participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the terms of the Supplemental ESP.

Vesting.    All eligible participants will be at all times 100% vested in their entire benefit under the Supplemental ESP, except that the Company may establish a vesting schedule for any discretionary employer contributions.

Investments.    Amounts deferred under the Supplemental ESP will be credited with investment returns based on investment alternatives chosen by each participant, and the amount payable to each participant will reflect the investment returns of the chosen investment alternatives.

Distributions.    At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years. If no selection is made, the amount will be paid out in a lump sum. The amount will be paid out as elected upon termination of employment for each named executive office, but not sooner than six months after the date of such termination, or a month and year elected by the participant which must be at least three years after the last day of the plan year for which the election relates (unless termination of employment occurs before such month and year, in which case distributions would commence in connection with such termination, but not sooner than six months after such termination). Company contributions will commence upon a participant’s termination of employment, but not sooner than six months after such termination. The Company has the authority, subject to certain limitations, to terminate the Supplemental ESP in connection with a change in control of the Company (for Internal Revenue Code Section 409A purposes) and distribute each affected participant’s entire vested account.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company, or in some cases upon only a change in control of the Company. All named executive officers (other than Mr. Nicoletti and Mr. Tarchetti, whose employment with the Company ended on December 31, 2018 and May 25, 2018, respectively) were eligible for benefits under these circumstances as of December 31, 2018.

Termination of Employment Following a Change in Control

Employment Security Agreements

The Company has entered into ESAs with each current named executive officer, as well as with certain other key employees, to provide benefits upon certain terminations of employment following a change in control of the Company.

The ESAs provide for benefits upon either of two types of employment termination that occur within 24 months after a change in control of the Company: (i) an involuntary termination of the executive’s employment by the Company without “good cause”; or (ii) a voluntary termination of employment for “good reason.”

For purposes of the ESAs, a “change in control” generally means: (a) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

Further, “good cause” exists under the ESAs if the executive in the performance of his or her duties engages in misconduct that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists under the ESAs if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the executive is required to report to an officer with a materially lesser position or title; the Company relocates the executive by 50 miles or more; or the Company materially breaches the provisions of the ESA. However, “good reason” will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

•	A lump sum severance payment equal to the sum of: (1) two times (three times in the case of Mr. Polk) the executive’s annual base salary, (2) two times (three times in the case of Mr. Polk)

the executive’s target bonus under the Bonus Plan and (3) a pro-rata portion of the executive’s target bonus under the Bonus Plan for the year of the executive’s termination of employment.

•

All benefits under the SERP and the 2008 Plan (to the extent applicable to the named executive officer) become fully vested and the equivalent of the unvested portion of the executive’s benefits under the 401(k) Plan shall be paid in a lump sum.

•

All Company stock options held by the executive will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on any Company restricted securities and RSUs held by the executive will lapse; and all performance goals on Company performance-based awards will be deemed satisfied at the target level.

•

Continued medical coverage provided in the form of subsidized COBRA coverage (to the extent applicable to the named executive officer) that extends generally for 24 months, coverage under all other welfare plans (to the extent applicable to the named executive officer) generally for 24 months, outplacement services for six months and the payment of certain out-of-pocket expenses of the executive.

•

No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. Instead, the ESAs provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

The ESAs contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for two years following any termination of the executive’s employment.

2010 Stock Plan and 2013 Incentive Plan

If any awards under the 2010 Stock Plan or the 2013 Incentive Plan are replaced with equivalent equity awards upon a change in control, then upon a termination of employment without good cause or for good reason within two years following the change in control, all such unvested awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

Special Cash Retention Awards

The portion that remains unpaid of the special cash retention awards made to each of Messrs. Turner and Torres in May 2018 ($700,000 and $750,000, respectively) would become payable following a termination of employment by the Company without good cause (as defined in the award letter) or by the executive for good reason (as defined in the award letter).

SERP/2008 Plan/Supplemental ESP

See the discussion under “2018 Pension Benefits—SERP” and “2018 Nonqualified Deferred Compensation—2008 Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a change in control. See the discussion under “2018 Nonqualified Deferred Compensation—Supplemental ESP” for an explanation of the potential treatment of the benefits payable to a named executive officer in connection with a change in control. For purposes of the SERP, a “change in control” is determined under the 2003 Stock Plan. For purposes of the 2008 Plan and Supplemental ESP, a “change in control” is determined by reference to certain provisions of Section 409A of the Code.

Termination of Employment—No Change in Control

Compensation Arrangements

Mr. Polk’s 2011 compensation arrangement provides that, in the event he is involuntarily terminated prior to a change in control except for good cause (or a violation of the Company’s Code of Business Conduct and Ethics) or resigns for good reason (as such terms are defined in his Employment Security Agreement), he will be entitled to the following benefits, subject to his execution of a release that contains non-solicitation and non-competition obligations: (i) salary continuation payments for two years, but with all remaining payments paid in a lump sum by March 15th after the year of termination; (ii) a lump sum cash payment for COBRA continuation of medical and dental coverage for two years equal to the difference between the COBRA premium and coverage rates for active employees; (iii) a pro-rata portion of his annual cash bonus under the Bonus Plan for the year of termination; (iv) vesting of the balance of his SERP Cash Account (including interest accrued thereon); and (v) a one year period following termination to exercise the stock options awarded to him in July 2011 in connection with his hiring. The 2011 compensation arrangement also provides that if Mr. Polk retires on or after age 55, he and his covered dependents may continue to participate in Company medical plans at COBRA premium rates until the date that he and his spouse are both eligible for Medicare. The Polk Retirement Agreement superseded and made null and void any other rights he may have had under his 2011 compensation arrangement, his Employment Security Agreement or any other severance agreement, policy or practice.

Under the terms of their employment letters, in the event that any of Messrs. Peterson, Burke, Turner or Torres is terminated prior to a change in control (as such term is defined in the respective Employment Security Agreement described above) for any reason other than good cause (as defined in their respective offer letters or employment contract), the executive will be entitled to the following benefits, subject to his execution of a customary release that contains non-solicitation and non-competition obligations: (i) severance pay of 52 weeks of weekly base compensation (subject to applicable limits in the Company’s Employee Severance Plan (the “Severance Plan”) (effectively, $550,000 for 2018)) payable in a lump sum no later than 60 days after termination; (ii) other benefits in the Severance Plan that run concurrently with the severance pay such as a COBRA subsidy and outplacement services; (iii) a pro-rata portion of the executive’s management cash bonus under the Bonus Plan for the year of termination, paid out subject to the satisfaction of applicable performance criteria at the same time as management bonuses are paid to employees generally, but no later than March 15th of the following year; (iv) retention of a pro-rated portion of the executive’s unvested stock options or LTIP awards, which shall continue to vest according to their original respective vesting dates; provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved, and, (v) in Mr. Peterson’s case, retention of all of the time-based RSUs granted in connection with his offer of employment in December 2018, which shall continue to vest according to their original respective vesting dates. In addition, if Mr. Burke is terminated without cause prior the April 15, 2019, or retires on April 15, 2019, then he will retain all of his stock options and RSUs that will vest within the 36-month period following such termination, all of which shall continue to vest pursuant to their original vesting schedule; provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved. The Burke Retirement Agreement superseded and made null and void any other rights he may have had under his previous compensation arrangement, his Employment Security Agreement or any other severance agreement, policy or practice. See the caption “Retirement Agreements and Resignations” below.

General severance benefits under the compensation arrangements apply only upon a qualifying termination of employment prior to a change in control. Under each named executive officer’s compensation arrangement and ESA, the benefits payable to him or her upon termination of employment following a change in control (or generally upon a change in control) are governed exclusively by the ESA, 2010 Stock Plan, 2013 Incentive Plan, 2008 Plan and the Supplemental ESP. However, the executive may elect to waive his or her right to receive benefits under his or her Employment Security Agreement and elect to receive benefits under their respective compensation arrangement.

Mr. Nicoletti entered into a retirement agreement that provided him with certain benefits in connection with his retirement from the Company, effective December 31, 2018, as described in more detail below under the caption “Retirement Agreements and Resignations.” Mr. Tarchetti voluntarily resigned from the Company, effective May 25, 2018, and was not eligible to receive any severance benefits under his compensation arrangement.

2010 Stock Plan and 2013 Incentive Plan

The following applies to stock options and RSUs issued under the 2010 Stock Plan and the 2013 Incentive Plan upon termination of employment, retirement generally and under the Company’s retirement guidelines, death or disability.

Stock Options: In general, if an individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his termination. However, if the individual’s employment terminates due to death or disability, then all outstanding options fully vest and continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier).

With respect to the 225,872 stock options awarded to Mr. Polk in 2011 pursuant to his compensation arrangement (all of which vested in 2014), in addition to the above, Mr. Polk’s option agreement provides that if he is involuntarily terminated (except for good cause or violation of the Company’s Code of Business Conduct and Ethics); voluntarily terminates his employment for good reason; or if he retires after he reaches the age of 55 and has at least five years of service, then all such outstanding options would continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier). If the sum of his age and years of service at retirement is at least 65 but less than 70, his options remain exercisable for five years following his termination (or the expiration of the term of the option, if earlier), and if the sum of his age and years of service at retirement is at least 70, his options remain exercisable for 10 years following his termination (or the expiration of the term of the option, if earlier). Consistent with the terms of his option agreement, the Polk Retirement Agreement provides that Mr. Polk’s options remain exercisable following his departure until their expiration in July 2021.

Restricted Stock Units (RSUs): In general, with respect to RSUs granted before 2018, if a named executive officer’s employment terminates for any reason other than death, disability or retirement, then his or her RSUs that have not yet vested are forfeited. In addition, with respect to the RSUs granted to the named executive officers in February 2018, if the executive’s employment with the Company is terminated by the Company for any reason other than good cause (as defined in the RSU agreement) or is terminated by the executive for good reason (as defined in the RSU agreement), prior to the third anniversary of the award date, any unvested time-based RSUs and performance-based RSUs will remain outstanding until the applicable vesting date, upon which time they will vest in full (without regard to any continuous employment requirements), provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved. With respect to the special RSUs received by each of Messrs. Turner and Torres on May 15, 2018, and by Mr. Torres on February 5, 2019, if the executive’s employment with the Company is terminated by the Company for any reason other than good cause (as defined in his award agreement) or by the executive for good reason (as defined in his award agreement), prior to the third anniversary of the award date, any unvested RSUs will become vested on the date of termination, notwithstanding whether the performance criteria applicable to such unvested RSUs, if any, have been satisfied, except for the portion of the then-unvested RSUs with respect to which the vesting date has already passed without satisfaction of the performance conditions applicable thereto.

For all outstanding RSUs, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all RSUs fully vest, on the date of his termination (except for any portion of the special RSUs awarded to Messrs. Turner and Torres in May 2018 for which the vesting date has passed and the performance criteria has not been met).

With respect to all outstanding RSUs, if the individual’s employment terminates due to retirement (i) at age 60 or later; or (ii) at age 55 or later with at least ten years of service, any unvested time-

based and performance-based RSUs granted more than 12 months prior to the date of retirement will be pro-rated by dividing the full number of months worked since the grant date by 36 (or, in the case of RSUs granted in 2018, by the full number of months in the applicable vesting period); provided that annual performance-based RSUs granted in 2017 and 2018 will not be pro-rated (and will vest in full subject to the achievement of the applicable performance criteria) if the executive retires at age 60 or later. The pro-rated awards (or full 2017 and 2018 performance-based RSUs for retirees over 60) will be paid out at the end of the original vesting schedule. Any RSUs granted less than 12 months from the date of retirement will be forfeited under these provisions.

Additional Provisions: All outstanding RSU agreements for the named executive officers include confidentiality and non-solicitation covenants and, beginning with 2018 awards, non-competition and non-disparagement obligations. In addition, the Board of Directors may condition the grant of an equity award upon the executive entering into one or more agreements with the Company not to compete with, or solicit the customers or employees of, the Company. Further, in the event of termination of the executive’s employment with the Company generally without cause or termination by an employee for good reason, the Board or the Committee has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Further, additional provisions may apply under the terms of the executive’s individual award letter.

Special Cash Retention Awards

The portion that remains unpaid of the special cash retention awards made to Messrs. Turner and Torres in May 2018 ($700,000 and $750,000, respectively) would become payable following a termination of employment by the Company without good cause (as defined in his award letter) or by the executive for good reason (as defined in his award letter).

SERP/2008 Deferred Compensation Plan/Supplemental ESP

All named executive officers are fully vested in their SERP Cash Account balances and Supplemental ESP accounts. Under each of the 2008 Plan an Supplemental ESP, assuming a termination of employment on December 31, 2018 due to death or disability, each current named executive officer would be entitled to the entire balance of their 2008 Plan account and Supplemental ESP account, as applicable, as reported in the “Aggregate Balance at Last FYE” column of the 2018 Nonqualified Deferred Compensation table. See the discussion under “2018 Pension Benefits—SERP,” “2018 Nonqualified Deferred Compensation—2008 Plan” and “2018 Nonqualified Deferred Compensation—Supplemental ESP” for an explanation of benefits payable to a named executive officer upon an executive’s termination of employment.

Retirement Agreements and Resignations

For information regarding Mr. Tarchetti’s resignation, effective May 25, 2018, see “Compensation Discussion and Analysis—Mr. Tarchetti’s Resignation.”

The Nicoletti Retirement Agreement entitles Mr. Nicoletti to, among other things, (1) a lump sum severance payment of $875,000, less ordinary and necessary payroll deductions and tax withholdings, payable no later than 60 days after December 31, 2018; (2) his pro-rated annual cash incentive award through December 31, 2018 under the Management Bonus Plan, at the actual corporate performance level without an individual performance modifier, payable no later than March 15, 2019; (3) continued vesting of unvested performance-based restricted stock units and other awards granted under the 2013 Incentive Plan that would have otherwise vested in June 2019, February 2020 and February 2021 (subject to satisfaction of any applicable performance conditions); (4) continued medical coverage provided under COBRA at active employee rates for up to 52 weeks; and (5) certain other benefits including but not limited to retaining his Company-issued mobile phone and senior executive outplacement services.

The Burke Retirement Agreement entitles Mr. Burke to, among other things, (1) a lump sum severance payment of $875,000, less ordinary and necessary payroll deductions and tax withholdings and offsets, to be paid by May 31, 2019, provided that Mr. Burke signs and does not revoke the Burke Retirement Agreement; (2) his pro-rated annual cash incentive award through May 1, 2019 under the 2019 Management Bonus Plan, at the actual corporate performance level without an individual performance modifier, payable no later than March 15, 2020 subject to certain limitations in the Burke Retirement Agreement; (3) continued vesting of unvested performance-based restricted stock units and other awards granted under the 2013 Incentive Plan that would have otherwise vested in May 2019, February 2020 and February 2021 (subject to satisfaction of any applicable performance conditions); (4) continued medical coverage provided under COBRA at active employee rates for up to 52 weeks; and (5) certain other benefits including but not limited to retaining his Company-issued mobile phone, laptop and iPad and outplacement services.

The Polk Retirement Agreement entitles Mr. Polk to, among other things, (1) salary continuation payments for two years, totaling $2.7 million, unpaid amounts of which will be payable on August 1, 2019; (2) continued medical coverage for Mr. Polk and covered dependents under the Company’s plans, at COBRA rates, until Mr. Polk and his spouse are eligible for Medicare (or coverage under the medical plans of a new employer); (3) a lump sum payment of approximately $19,500, which is the difference between the aggregate premium for 24 months of medical coverage for Mr. Polk and his dependents, at the cost charged to active employees, and the aggregate premium for 24 months of such coverage at COBRA rates; (4) a portion of his annual cash incentive award pro-rated through June 28, 2019 under the 2019 Management Bonus Plan, payable in March 2020 (subject to the satisfaction of applicable performance conditions); (5) reimbursement of legal fees associated with the Polk Retirement Agreement, up to $10,000; and (6) retention of his Company-issued mobile phone, laptop computer and iPad. Mr. Polk’s unexercised 2011 stock options will remain exercisable until expiration in July 2021 consistent with the terms of the underlying option agreement. Additionally, Mr. Polk’s unvested performance-based RSUs awarded in February 2018 will continue to vest in February 2021 (subject to the satisfaction of applicable performance conditions) and a pro-rata portion of the RSUs awarded to Mr. Polk in February 2019, reflecting four months of service and totaling 45,724 RSUs, will continue to vest in February 2022 (subject to the satisfaction of applicable performance conditions). The provisions for the benefit of the Company included in any agreement previously entered into by Mr. Polk that by their applicable terms extend past his termination of employment, including but not limited to confidentiality, invention assignment, non-solicitation and non-competition provisions, will remain in full force and effect.

Change in Control Only—No Termination of Employment

2010 Stock Plan and 2013 Incentive Plan

Under the 2010 Stock Plan and the 2013 Incentive Plan all awards that are not replaced with equivalent equity awards become fully exercisable or vested without restriction and awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment. Performance-based RSUs will be treated in the same manner as time-based RSUs granted under the 2013 Incentive Plan following a change in control of the Company in that an unvested performance-based RSU will have the same value as an unvested time-based RSU, and any unvested performance-based RSU will either be replaced by a time-based equity award or become immediately vested.

For purposes of the above plans, a “change in control” generally has the same meaning as applicable for the ESAs. See “Employment Security Agreements” above.

Additional Benefits for Termination or Change in Control Scenarios

The tables set forth below quantify the additional compensation and benefit amounts that would be payable to each named executive officer under the change in control and/or termination of employment scenarios described above if such events occurred as of December 31, 2018.

Termination of Employment Following a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming a change in control of the Company and qualifying termination of employment of the named executive officer on December 31, 2018. The compensation included is only that which would have been payable as a result of the applicable triggering event. Therefore, no information has been provided for Mr. Nicoletti and Mr. Tarchetti, each of whose employment actually ended on or before December 31, 2018. This table excludes the value of pension benefits that are disclosed in the 2018

Pension Benefits Table on page 52 and the amounts payable under deferred compensation plans that are disclosed in the 2018 Nonqualified Deferred Compensation Table on page 54.

Name	Michael B. Polk ($)	Christopher H. Peterson ($)	William A. Burke ($)	Bradford R. Turner ($)	Russell Torres ($)
Three/Two Times Base Salary	4,050,000	1,600,000	1,750,000	1,400,000	1,500,000
Three/Two Times Target Bonus	6,075,000	1,600,000	1,750,000	1,400,000	1,500,000
Pro rata Target Bonus(3)	2,025,000	66,667	875,000	700,000	750,000
Special Cash Retention Bonus(5)	—	—	—	700,000	750,000
Value of Unvested Restricted Stock Units(1)	18,187,269	2,144,989	5,318,323	3,159,589	4,441,010
Welfare Benefits for Severance Period(2)	12,600	12,600	12,600	12,600	12,600
Outplacement Services (6 mos.)	7,500	7,500	7,500	7,500	7,500
Reduction (§280G)(4)	—	—	—	—	(1,213,349)

Total	30,357,369	5,431,756	9,713,423	7,379,689	7,747,761

(1)

Value of Unvested Restricted Stock Units.    Amounts in this row represent the value of the RSUs that would vest upon a change in control and termination of employment on December 31, 2018, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of the Company’s common stock on December 31, 2018 ($18.59).

(2)

Welfare Benefits for Severance Period.    Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the 24-month severance period for each named executive officer.

(3)

Pro rata Target Bonus.    All named executive officers are entitled to a pro-rated annual bonus (at target level) for the year of termination on a qualifying termination within two years after a change in control. Since the table assumes a termination date of December 31, 2018, the table reflects 100% of each named executive officer’s 2018 target bonus, except for Mr. Peterson who joined the Company in December 2018.

(4)

Payment Reduction (§280G).    Amounts in this row reflect the value, if any, of the reduction in payments to avoid any excise tax liability arising under Sections 4999 and 280G of the Internal Revenue Code, which applies to the named executive officers under their respective ESAs. However, for Messrs. Peterson and Turner, a reduction in payments would not occur for 2018 under their ESAs because the payment of an excise tax of $589,703 and $912,740, respectively, would produce a greater overall net after-tax benefit to them.

(5)

Special Cash Retention Bonus. Amounts in this row reflect the value of the cash retention bonuses awarded to Messrs. Turner and Torres in May 2018 that remains unpaid as of December 31, 2018 ($700,000 and $750,000, respectively) and that would become payable following a termination of employment by the Company without good cause (as defined in the award letter) or by the executive for good reason (as defined in the award letter).

Death, Disability or Termination of Employment, Without a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming no change in control of the Company and that the named executive officer’s employment were terminated on December 31, 2018, without cause or on account of death or disability, other than for Mr. Nicoletti, for whom it sets forth the actual amounts payable to him pursuant to the Nicoletti Retirement Agreement, in connection with his departure from the Company that became effective or will become effective on December 31, 2018. The compensation included is only that which would have been payable as a result of the applicable triggering event. Mr. Tarchetti voluntarily resigned from the Company, effective May 25, 2018, and was not eligible to receive any severance benefits under his compensation arrangement, and, therefore, no amounts are reflected in the table for Mr. Tarchetti. For information regarding Mr. Tarchetti’s resignation, see “Compensation Discussion and Analysis—Mr. Tarchetti’s Resignation.” This table excludes amounts payable under deferred compensation plans that are disclosed in the 2018 Nonqualified Deferred Compensation Table on page 54.

Name	Michael B. Polk ($)	Christopher H. Peterson ($)	Ralph Nicoletti ($)	William A. Burke ($)	Bradford R. Turner ($)	Russell Torres ($)
Continued Salary(1)	2,700,000	550,000	875,000	550,000	550,000	550,000
Pro rata Bonus(2)	1,518,750	—	656,250	656,250	525,000	562,500
Special Cash Retention Bonus(6)					700,000	750,000
Continued Health Payment/ Coverage(3)	12,600	4,725	6,300	4,725	4,725	4,725
Value of Unvested Restricted Stock Units(4)	18,187,269	2,144,989	4,952,866	5,318,323	3,159,589	4,441,010
SERP Benefits(5)	—	—	—	3,655,596	—	—

(1)

Continued Salary.    Under Mr. Polk’s compensation arrangement, he would receive 24 months of salary continuation upon his involuntary termination of employment except for good cause or voluntary termination for good reason (the remaining payments of which would be accelerated on March 15 of the year after the year of his termination). Under the Nicoletti Retirement Agreement, Mr. Nicoletti received a lump sum severance payment of $875,000, less ordinary and necessary payroll deductions and tax withholdings. For all other named executive officers, amounts in this row are payable pursuant to their respective compensation arrangements which generally provide for 12 months of base salary payable in a lump sum, subject to the maximum limit under the Severance Plan, which was $550,000 for 2018.

(2)

Pro rata Bonus.    Under Mr. Polk’s compensation arrangement, he would be eligible for a pro-rated annual cash bonus for the year of his involuntary termination of employment except for good cause or voluntary termination for good reason. Under the Nicoletti Retirement Agreement, Mr. Nicoletti will receive his pro-rated annual cash incentive award through the December 31, 2018, at the actual corporate performance level without an individual performance modifier, no later than March 15, 2019. All other named executive officers would be entitled to a pro-rated annual cash bonus for the year on an involuntary termination without cause. Such pro-rated bonuses are payable on the same terms and conditions and at the same time as bonuses are generally paid. Mr. Peterson was not bonus eligible in 2018. The Bonus Plan for 2018 paid out at 75% of target, as reflected in the table.

(3)

Continued Health Payment/Coverage.    Under Mr. Polk’s compensation arrangement, upon his involuntary termination of employment except for good cause or voluntary termination for good reason, he would receive a lump-sum cash payment for COBRA continuation of medical and dental benefits for 24 months equal to the difference between the COBRA premium and coverage rates for active employees. Under the Nicoletti Retirement Agreement, Mr. Nicoletti received continued medical coverage under COBRA at active employee rates for up to 52 weeks. For all other named executive officers, amounts in this row reflect continued health benefits pursuant to the Company’s Severance Plan, which provides that the executive may receive medical coverage under COBRA until the earlier to occur of (i) nine months after termination of employment, or (ii) the date the employee is no longer eligible to participate in the group medical plan, subsidized by the Company at the then existing active employee rates.

(4)

Value of Unvested Restricted Stock Units.    Amounts in this row represent the value of the RSUs that would vest upon death or disability on December 31, 2018 pursuant to the terms of the grant award, with performance-based RSUs payable at target. The value of the RSUs is based on the closing price of the Company’s common stock on December 31, 2018 ($18.59). Mr. Peterson’s outstanding time-based RSUs would continue to vest on applicable vesting dates following a termination other than for good cause (as such term is defined in his compensation arrangement). In connection with his retirement, as provided in the Nicoletti Retirement Agreement, Mr. Nicoletti is entitled to vest in all of his outstanding equity awards on the applicable vesting dates; provided that any performance-based RSUs would only vest to the extent the applicable performance criteria were achieved. Mr. Burke would be entitled to full vesting of all of his outstanding RSUs upon termination other than for good cause (as defined in his compensation arrangement) and all RSUs granted in 2018 upon termination other than for good cause and resignation for good reason (as such term is defined in the applicable award agreement). With respect to Messrs. Turner and

Torres, in the event they are terminated other than for good cause (as such term is defined in their respective compensation arrangements), they would be entitled to pro-rata vesting of outstanding RSU awards granted before 2018 and, with respect to Messrs. Polk, Turner and Torres, in the event they are terminated other than for good cause or resign for good reason (as defined in the applicable award agreement), full vesting of all outstanding RSU awards granted in 2018, which would continue to vest on their respective vesting dates; provided that any performance-based RSUs granted in 2018 would only vest to the extent the applicable performance criteria were achieved. Assuming payout at target of performance-based RSUs granted in 2018, this would result in the following values for RSU awards granted in 2018 for Mr. Polk: $7,172,793. Assuming payout at target of performance-based RSUs, this would result in the following values for RSU awards granted before 2018 for Messrs. Turner and Torres, respectively: $923,166 and $1,638,917. The remaining value is attributed to full vesting of all outstanding awards of Messrs. Peterson, Nicoletti, and Burke and all other outstanding awards of Messrs. Turner and Torres, in each case, as of December 31, 2018, based on the December 31, 2018 closing stock price ($18.59), and assuming payout at target of performance-based RSUs. Actual payment of the awards would occur on the respective RSUs original vesting dates; provided that any performance-based RSUs would only vest to the extent the applicable performance criteria were achieved.

(5)

SERP Benefits.    Mr. Burke is the only named executive officer employed as of December 31, 2018 who participates in the SERP. The amount above represents the death benefit payable under the SERP in the event of his death on December 31, 2018. Upon a termination of employment without a change in control Mr. Burke would receive a payment of $3,655,596.

(6)

Special Cash Retention Bonuses. Amounts in this row reflect the value of the cash retention bonuses awarded to Messrs. Turner and Torres in May 2018 that remains unpaid as of December 31, 2018 ($700,000 and $750,000, respectively) and that would become payable following a termination of employment by the Company without good cause (as defined in the award letter) or by the executive for good reason (as defined in the award letter).

Change in Control—No Termination of Employment

None of the outstanding unvested equity awards held by the named executive officers are “single trigger” that would vest on the occurrence of a change in control of the Company (assuming such awards are assumed and converted into new awards) and none of the named executive officers are entitled to any other “single trigger” benefits upon the occurrence of a change in control.

2018 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2018.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bridget Ryan Berman	72,339	144,975	3,154	220,468
Patrick D. Campbell (Chairperson)	236,290	169,155	640	406,085
James R. Craigie	111,429	181,246	644	293,319
Debra A. Crew	98,571	181,246	—	279,817
Brett M. Icahn	90,578	169,155	—	259,733
Gerardo I. Lopez	79,542	157,065	2,567	239,174
Courtney R. Mather	102,392	169,155	2,687	274,234
Judith A. Sprieser	72,339	144,975	817	218,131
Robert A. Steele	79,542	157,065	3,445	240,052
Steven J. Strobel	135,000	144,975	6,013	285,988
Michael A. Todman	135,000	144,975	2,513	282,488
Thomas E. Clarke(4)	33,750	—	2,513	36,263
Scott S. Cowen(4)	32,500	—	2,513	35,013
Michael T. Cowhig(4)	75,000	—	2,513	77,513
Kevin C. Conroy(4)	28,750	—	—	28,750
Domenico De Sole(4)	9,583	—	—	9,583
Ros L’Esperance(4)	28,750	—	—	28,750
Andrew Langham(4)	—	—	—	—
Raymond G. Viault(4)	28,750	—	2,513	31,263
Martin E. Franklin(4)	—	—	—	—
Ian G.H. Ashken(4)	—	—	—	—

(1)

Includes all meeting and retainer fees paid in cash (or awards of Company common stock in lieu of cash) or deferred pursuant to the Company’s 2008 Plan. The shares of Company stock a non-employee director receives in lieu of cash is that number of whole shares that equals the cash fees divided by the closing price of a share of Company common stock as of the last trading day before the date the cash fees otherwise would have been paid. Specifically, each of the following directors elected to receive all or part of their cash retainer fees in the form of Company stock, resulting in the receipt of the following number of shares of Company common stock: Mr. Campbell, 3,697 shares, Mr. Brett Icahn, 2,835 shares and Mr. Lopez, 2,835 shares.

(2)

Stock Awards.    The amount in this column reflects the grant date fair value of the award of 5,504 RSUs to each director on May 15, 2018 computed in accordance with ASC 718. The RSUs vest on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date. When a cash dividend is paid on the Company’s common stock, each director is credited with a corresponding dividend equivalent with respect to their RSUs that vests on the same terms and conditions as the underlying RSU. The number of RSUs granted to each non-employee director was determined by dividing $145,000 by the fair market value of a share of common stock on the date of grant, $26.34. In addition, certain directors received additional grants to provide partial-year benefits for the period served by such individuals prior to the 2018 annual meeting of stockholders. Specifically, Messrs. Campbell, Brett Icahn and Mather received an additional $24,180 worth of RSUs for two additional months of service (918 RSUs); Mr. Craigie and Ms. Crew received an additional $36,270 worth of RSUs for three additional months of service (1,377 RSUs); and Messrs. Lopez and Steele received an additional $12,090 worth of RSUs for one additional month of service (459 RSUs). The number of RSUs granted to each such non-employee director was determined by dividing such amount by the fair market value of a share of common stock on the date of grant $26.34 and were awarded under the same form of agreement as the annual awards.

(3)

All Other Compensation.    Represents dividend equivalents paid in 2018 on RSUs and amounts reimbursed for Company products. As described in more detail in Footnote (2) above, beginning with the RSU grants made to directors in 2017, when a cash dividend is paid on the Company’s common stock, such director is credited with a corresponding dividend equivalent with respect to the RSUs that vests on the same terms and conditions as the underlying RSU. Any dividend equivalents that are credited to the directors with respect to their RSU grants will vest on the same terms and conditions as the underlying RSU. In addition, each non-employee director is entitled to reimbursement, on a quarterly basis, for purchases of Company products up to an annual limit of $3,500. The directors were reimbursed for Company product purchases made in 2018 in the following amounts: Mr. Campbell, $640, Mr. Craigie, $644, Mr. Lopez, $2,567, Mr. Mather, $2,687, Ms. Berman, $3,154, Ms. Sprieser, $817, Mr. Steele, $3,445 and Mr. Strobel, $3,500.

(4)

Resignations.    On January 21, 2018, Messrs. Ashken, De Sole and Franklin notified the Company of their resignations from the Board, effective immediately. On February 27, 2018, Ms. L’Esperance notified the Company of her resignation from the Board of the Company, effective immediately. On March 4, 2018, Mr. Conroy notified the Company of his resignation from the Board, effective immediately. Mr. De Sole, Ms. L’Esperance and Mr. Conroy forfeited their 2017 stock awards as a result of their resignation from the Board. On March 18, 2018, Messrs. Clarke, Cowen, Cowhig and Viault resigned from the Board. In connection with their resignations, the Board voted to allow the 2017 stock awards for Messrs. Clarke, Cowen, Cowhig and Viault to vest on the original vesting schedule. On April 23, 2018, Mr. Langham resigned from the Board.

Non-employee directors of the Company are paid an annual cash retainer of $115,000 (the Chairperson of the Board is paid an annual retainer of $300,000). Additional annual cash retainers are paid to Committee Chairmen as follows: Audit Committee, $20,000; Finance Committee, $15,000; Nominating/Governance Committee, $15,000; and Organizational Development & Compensation Committee, $20,000. Each director is eligible to participate in the Company’s 2008 Plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $145,000, with the number of RSUs determined by the fair market value of a share of the Company’s common stock on the date of grant. The RSU award is typically made in May of each year and vests on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date. The 2013 Incentive Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units. In 2018, the value of grants to all newly elected directors was adjusted to provide a partial-year benefit for the period served by such individuals prior to the 2018 annual meeting of stockholders, as described in Footnote (2) above. The current directors, other than Messrs. Strobel and Todman, joined the Board after the beginning of the year and therefore earned fees corresponding to the portion of the year during which they served. During 2018, Messrs. Ashken, Conroy, Cowen, Cowhig, De Sole and Franklin and Ms. L’Esperance left the Board during the first quarter, and Mr. Langham served on the Board from March 18, 2018 until April 23, 2018. Their totals reflect the amount of compensation, if any, earned for Board service for that portion of 2018.

The 2008 Plan permits non-employee directors of the Company to defer any common stock of the Company that such non-employee directors may otherwise receive upon settlement of any RSU award. The 2008 Plan provides that non-employee directors may elect an RSU award payout deferral for RSU awards granted on or after January 1, 2018 to be paid out in a single lump sum in shares of Company common stock upon such non-employee director’s separation from the Board. Other than the timing of when shares of Company common stock may be received by non-employee directors, these provisions do not otherwise affect future RSU awards, which will continue to be administered and paid-out in accordance with the terms of the RSU awards and the related incentive plan.

Beginning in August 2018, each non-employee director may elect to receive any cash fees that are not to be deferred into the 2008 Plan in shares of Newell common stock (in lieu of cash). The shares the non-employee director receive will be that number of whole shares of Newell common stock that equals the cash fees the non-employee director otherwise is to receive, divided by the closing price of a share of Newell common stock as of the last trading date prior to the date the cash fees otherwise would have been paid. All shares issued pursuant to these elections constitute Stock Awards under the 2013 Incentive Plan, and the underlying shares are immediately vested. As of December 31, 2018, Messrs. Campbell, Brett Icahn and Lopez have chosen this option as described in Footnote (1).

The Company in 2015 entered into an advisory services agreement with Mariposa, a company in which former directors Messrs. Franklin and Ashken are partners and equity owners. For additional information on the Company’s arrangement with Mariposa, please see “Certain Relationships and Related Transactions.”

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2018, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	5,016,839	$14.63	33,674,155
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL:	5,016,839	$14.63	33,674,155

(1)

The number shown in column (a) is the number of shares that, as of December 31, 2018, may be issued upon exercise of outstanding options (288,223 options outstanding as of December 31, 2018) and vesting of RSUs (4,728,616 RSUs outstanding as of December 31, 2018) under the stockholder-approved 2013 Incentive Plan, the 2010 Stock Plan and the 2003 Stock Plan. The 4,728,616 RSUs are comprised of 2,132,083 time-based RSUs and 2,596,533 performance-based RSUs. 2,488,415 of the performance-based RSUs, depending on the level of achievement of specified performance and market conditions, may be adjusted up to a maximum payout of 200%, or down to a minimum payout of 0% of the number of performance-based RSUs granted. This column assumes that the performance-based RSUs pay out at target, or 100%.

(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options.

(3)

The amount shown in column (c) is the number of shares that, as of December 31, 2018, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2013 Incentive Plan. For purposes of this column, the number of performance-based RSUs reflects the maximum potential adjustment of 200% of outstanding performance-based RSUs, or 17,418,905 shares. In the event the performance-based RSUs granted under the 2013 Incentive Plan pay out at target, or 100%, the number of securities available for future issuance under the 2013 Incentive Plan would be approximately 42,383,607. Every share issued pursuant to an RSU award under the 2013 Incentive Plan decreases availability under such plan by 3.5 shares.

PAY RATIO

The Dodd-Frank Act and the compensation disclosure rules of the SEC require the Company to disclose the ratio of the annual total compensation of the Chief Executive Officer (the “CEO” and such compensation, the “CEO Compensation”) to the median of the annual total compensation of the employees of the Company and its consolidated subsidiaries (other than the CEO) (the “Median Annual Compensation”). For 2018, the Median Annual Compensation was $34,688 and the CEO Compensation was $15,547,207; accordingly, the CEO Compensation was approximately 448 times that of the Median Annual Compensation. This calculated “pay ratio” is a reasonable estimate determined in a manner consistent with Item 402(u) of Regulation S-K. The Company refers to the employee who received the Median Annual Compensation as the “median employee.”

The Company used the following methodology to make the determinations for calculating the pay ratio:

•

As of December 31, 2018, (the “Determination Date”) the Company’s employee population consisted of approximately 36,562 individuals (other than the CEO) working at the Company and its consolidated subsidiaries, with 20,366, or 55.7%, of these individuals located in the United States and 16,196, or 44.3%, of these individuals located outside of the United States.

•

The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if all employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. The Company applied this de minimis exemption when identifying the median employee by excluding 1,822 employees in the following jurisdictions: 98 employees located in Hungary, 278 employees located in India, 220 employees located in Poland, 9 employees located in South Africa, 30 employees located in Russia, 809 employees located in Malaysia, 32 employees located in Peru, 7 employees located in Uruguay, 311 employees located in Venezuela and 28 employees located in Turkey. After taking into account the de minimis exemption, 34,740 employees were considered when identifying the median employee.

•

The Company selected the Determination Date as the date upon which the Company would identify the median employee to allow sufficient time to identify the median employee given the global scope of the Company’s operations.

•	To identify the median employee from the remaining 34,740 employees, the Company conducted an analysis of the compensation of its employee population employed as of the Determination Date.

•

The Company selected base salary or wages plus overtime as part of the consistently applied compensation measure as it reasonably reflects the annual compensation of the Company’s employees around the median.

•	The Company annualized compensation of all permanent employees who were hired in 2018 but did not make a full-time equivalent adjustment for any part-time employee.

•

Using a valid statistical sampling methodology, the Company produced a sample of employees who were paid within a 5% range of the estimated median base salary or wages plus overtime. The Company then selected the median employee from within that group and calculated such employee’s Median Annual Compensation for 2018 in accordance with Item 402(c)(2)(x) of Regulation S-K.

The CEO Compensation is the same amount reported for 2018 in the “Total” column of the Summary Compensation Table.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the Company’s pay ratio reported above.

CERTAIN BENEFICIAL OWNERS

As of February 15, 2019, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mr. Carl C. Icahn c/o Icahn Capital LP 767 Fifth Ave, 47th Floor New York, NY 10153	41,832,250	9.89	%(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	45,875,111	9.82	%(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	44,659,043	9.60	%(3)

(1)

As reported in a statement on Schedule 13D/A filed with the SEC on December 19, 2018 by Icahn Capital LP. According to the filing, Company shares are held by the following group of entities and individuals: Mr. Carl C. Icahn, High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Mr. Brett Icahn (collectively, the “Reporting Persons”). The principal business address of (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, NY 10601 and (ii) each of Mr. Carl C. Icahn and Mr. Brett Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

The Reporting Persons may be deemed to beneficially own, in the aggregate, 41,832,250 shares of Company common stock, representing approximately 9.89% of the outstanding shares of Company common stock (based upon the 422.8 million shares of Company common stock estimated to be outstanding). High River has sole voting power and sole dispositive power with regard to 8,223,884 shares of Company common stock. Each of Hopper, Barberry and Mr. Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares of Company common stock. Icahn Master has sole voting power and sole dispositive power with regard to 13,643,745 shares of Company common stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Company common stock. Icahn Partners has sole voting power and sole dispositive power with regard to 19,251,786 shares of Company common stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares of Company common stock. Brett Icahn has sole voting power and sole dispositive power with regard to 712,835 shares of Company common stock, including 250,000 shares of Company common stock beneficially owned by a charitable foundation controlled by Mr. Brett Icahn. None of the other Reporting Persons has shared voting power or shared dispositive power with regard to such 712,835 shares of Company common stock.

Each of Hopper, Barberry and Mr. Carl C. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Company common stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Carl C. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Carl C. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Company common stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Carl C. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes. Each of Icahn Onshore,

Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Carl C. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Company common stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Carl C. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes.

Mr. Brett Icahn may be considered to have formed a “group” with the other Reporting Persons within the meaning of the Act by virtue of Mr. Brett Icahn being a party to the Nomination Agreement. However, Mr. Brett Icahn expressly disclaims beneficial ownership of all shares of Company common stock directly beneficially owned by High River, Icahn Master and Icahn Partners for all purposes. In addition, the Reporting Persons, other than Mr. Brett Icahn, expressly disclaim beneficial ownership of all shares of Company common stock directly beneficially owned by Mr. Brett Icahn (including the shares of Company common stock directly beneficially owned by a charitable foundation controlled by Mr. Brett Icahn) for all purposes.

(2)

As reported in a statement on Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. According to the filing, The Vanguard Group, Inc. has sole voting power over 509,747 of such shares, shared voting power over 116,711 of such shares, sole dispositive power over 45,250,439 of such shares and shared dispositive power over 624,672 of such shares.

(3)

As reported in a statement on Schedule 13G/A filed with the SEC on February 6, 2019 by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power over 40,431,105 of such shares and sole dispositive power over 44,659,043 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group, as of February 15, 2019. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth therein.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Bridget Ryan Berman	1,444	(1)	*
Patrick D. Campbell	32,221		*
James R. Craigie	17,202	(2)	*
Debra A. Crew	30	(3)	*
Brett Icahn	714,186	(4)	*
Gerardo I. Lopez	6,186		*
Courtney R. Mather	50,000		*
Michael B. Polk	1,363,392	(5)(6)	*
Judith A. Sprieser	0		*
Robert A. Steele	0		*
Steven J. Strobel	53,438		*
Michael A. Todman	61,680		*
William A. Burke	175,046		*
Christopher H. Peterson	0		*
Ralph Nicoletti	34,079	(7)	*
Mark S. Tarchetti	281,204		*
Bradford Turner	20,412		*
Russell Torres	44,343		*
All directors and executive officers as a group	2,854,863		*

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes 135 shares held directly by Ms. Ryan Berman’s spouse.

(2)

Includes 1,594 shares held in two trusts, 797 shares for each trust, for Mr. Craigie’s children. Mr. Craigie has shared investment and voting power with respect to the shares of common stock held in the trusts.

(3)	Securities held in a joint account with spouse.

(4)	Includes 250,000 shares beneficially owned by a charitable foundation controlled by Mr. Brett Icahn.

(5)	Includes 359,157 shares held in grantor retained annuity trusts and 86,412 shares held in trust by Mr. Polk’s spouse, for the benefit of Mr. Polk’s children.

(6)	Includes 225,872 shares issuable pursuant to stock options.

(7)	Includes 25 shares held in revocable trust by Mr. Nicoletti’s spouse, 193 shares in an IRA and 14,570 held in a revocable trust by Mr. Nicoletti.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board and currently consists of five members, all of whom are “independent directors” for purposes of the Audit Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines, and each of Messrs. Strobel and Todman and Ms. Sprieser qualifies as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2018, the Committee met 12 times. The Audit Committee acts under a written charter which was most recently approved by the Board in February 2019. A copy of the Committee’s current charter is available under the “Corporate Governance” link under the Investors tab on the Company’s website at www.newellbrands.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed pursuant to the PCAOB’s Auditing Standards on Communications with Audit Committees, as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Steven J. Strobel, Chair

Brett M. Icahn

Gerardo I. Lopez

Judith A. Sprieser

Michael A. Todman

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2019. Representatives of PwC are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Fees of Independent Registered Public Accounting Firm for 2018 and 2017

The following table sets forth the amount of audit fees, audit-related fees, tax fees, and all other fees billed for services by PwC for the fiscal years 2018 and 2017. All audit and non-audit services provided to the Company by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee considers the provision of such non-audit services when evaluating the accounting firm’s independence.

Description of Fees	Amount of Fees in Fiscal Year 2018 (In millions)	Amount of Fees in Fiscal Year 2017[1] (In millions)
Audit Fees(1)	$17.3	$16.0
Audit-Related Fees(2)	$3.6	$0.5
Tax Fees(3)	$3.1	$3.3
All Other Fees(4)	—	—

(1)

Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)

Includes fees for professional services rendered related primarily to due diligence procedures for acquisitions and divestitures and accounting consultations and procedures related to various other audit and special reports.

(3)	Includes fees for professional services in connection with tax compliance, planning and advice.

(4)	Includes fees for advisory services, as well as software license fees related to research and benchmarking.

PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) Section 14A of the Exchange Act, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. The current frequency of the advisory vote on executive compensation is annual, with the vote for the current year being taken pursuant to this Proposal 3.

[1]	Audit fees for fiscal year 2017 reflect final amounts billed.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. The Company has pursued these objectives by:

•	Having a significant portion of each executive officer’s total compensation directly tied to achieving the Company’s performance goals;

•	Using RSUs to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders;

•	Using compensation information compiled from a custom comparator group and published compensation surveys to set compensation at competitive levels;

•	Maintaining a clawback policy that allows for the recoupment of incentives in certain circumstances;

•	Maintaining stock ownership guidelines for named executive officers; and

•	Prohibiting the hedging or pledging of shares of the Company’s common stock by named executive officers.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee, although the Board of Directors and the Organizational Development & Compensation Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution to approve executive compensation.

PROPOSAL 4—AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDER ACTION BY WRITTEN CONSENT

The Board is submitting for stockholder approval a proposal to amend our Restated Certificate of Incorporation to allow stockholders to act by written consent. We refer to this as Proposal 4. Our Board has recommended that stockholders vote in favor of Proposal 4, an amendment to Articles EIGHTH and NINTH of the Restated Certificate of Incorporation.

At our 2018 annual meeting, we received a stockholder proposal requesting that the Board take the necessary steps to allow stockholders to act by written consent. The stockholder proposal was narrowly approved by 50.1% of the shares present and entitled to vote on the proposal, which constituted approximately 45% of our shares outstanding.

As part of our ongoing engagement efforts and in response to the vote, following the 2018 annual meeting, we contacted the stockholder proponent for further information and conducted stockholder outreach to investors representing approximately 58% of our shares outstanding and sought their feedback on a stockholder right to act by written consent. Many of these stockholders expressed the view that the Company should be responsive to the majority supported proposal and, therefore, should adopt some form of the right to act by written consent. Some were of the view that the right to act by written consent was unnecessary in light of our existing corporate governance policies and procedures, including the right of our stockholders who hold at least 15% of our outstanding shares to call special meetings and our proxy access provisions.

After careful consideration of the feedback we heard from our stockholders, the Board is proposing amendments to our Restated Certificate of Incorporation and By-Laws to permit stockholders to act by written consent. The proposed amendments include various procedural and other safeguards, which the Board believes are in the best interests of the Company and its stockholders, to address concerns that the written consent process could be abused:

•

To reduce the risk that a small group of short-term, special interest or self-interested stockholders initiate actions that are not in the best interests of the Company or its stockholders and reduce the financial and administrative burdens on the Company, the proposed amendment requires that holders of at least 15% of outstanding shares (provided that such shares are determined to be Net Long Shares (as defined in the By-Laws) that have been held continuously for at least 1 year prior to the request) to request that the Board set a record date to determine the stockholders entitled to act by written consent. The threshold required to request action by written consent is the same threshold required for stockholders to call a special meeting. The Board believes that the threshold for setting a record date to act by written consent and calling a special meeting should be the same so there is no advantage to proceeding in one way versus the other. Further, any action by written consent must be approved by a majority of shares outstanding.

•

To protect against stockholder disenfranchisement, written consents must be solicited from all stockholders in accordance with Regulation 14A of the Exchange Act, ensuring that a written consent solicitation statement is publicly filed and giving each stockholder the right to consider and act on a proposal. This protection would also eliminate the possibility that a small group of stockholders could act without a public and transparent discussion of the merits of any proposed action and without input from all stockholders. Moreover, any such small group of stockholders may not owe a fiduciary duty to all stockholders and could act without deliberation and comment from our management or the Board. Depriving stockholders of this important deliberative process, during which stockholders can consider the advice of directors who owe a fiduciary duty to all stockholders, is contrary to our culture of open communication and good corporate governance.

•

To provide transparency, stockholders requesting action by written consent must provide the Company with approximately the same information currently required of any Company stockholder seeking to nominate directors or propose action at a meeting.

•

To provide the Board with a reasonable timeframe to properly evaluate and respond to a stockholder request, the proposed amendment requires that the Board must act, with respect to a valid request, to set a record date by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery by the stockholder(s) of any information requested by the Company to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent. The record date must be no more than 10 days after the Board action to set a record date. Should the Board fail to set a record date by the required date, the record date will be the first date after the expiration of the 10 day period on which a signed stockholder written consent is delivered to the Company.

•

To ensure that stockholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, delivery of executed consents cannot begin until 45 days after the valid delivery of a request to set a record date.

•	To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available in a limited number of circumstances, including:

•	for matters that are not a proper subject for stockholder action under applicable law,

•	if the record date request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law,

•

if the request to set a record date is delivered to the Company during the period beginning 90 days prior to the first anniversary of the date of the most recent annual meeting and ending on the date of final adjournment of the next annual meeting,

•

if an annual or special meeting of stockholders that included an item of business identical or substantially similar to the proposed action was held within 60 days before the Company received the request for a record date, or

•

if an identical or substantially similar item is included in our notice for a meeting of stockholders that has been called but not yet held, or will be included in the notice for a meeting to be called within 60 days after the date the Company received the request for a record date.

The summary of the amendment is qualified in its entirety by reference to the text of the proposed amendment to the Restated Certificate of Incorporation attached as Appendix B.

An affirmative vote of a majority of the shares of common stock outstanding is required to adopt the amendment to the Restated Certificate of Incorporation. If approved by the stockholders, the Board proposes to make conforming changes to the By-Laws, which would be effective upon the approval by the stockholders of the amendment to the Restated Certificate of Incorporation.

The Board of Directors recommends that you vote FOR the amendment to the Company’s Restated Certificate of Incorporation to allow Stockholder action by written consent.

PROPOSAL 5—STOCKHOLDER PROPOSAL MODIFYING PROXY ACCESS

John Chevedden, whose address and share ownership will be furnished promptly by the Company upon receipt of an oral or written request, submitted the following proposal:

Proposal 5—Improve Shareholder Proxy Access

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following change:

A shareholder proxy access director candidate shall not need to obtain a specific percentage vote in order to qualify as a shareholder proxy access director candidate at any future shareholder meeting.

This proposal is important because a shareholder proxy access candidate might not obtain the currently required 25%-vote (and thus unfortunately be disqualified the following year under our rule) even if he or she is better qualified than certain existing directors. Shareholders may simply believe that at the time of the annual meeting that the company is not ready for a proxy access candidate and hence may not support the candidate because the timing is not right.

A year later a majority of shareholders might determine that circumstances have changed due to mismanagement or economic downturn and the timing is then right. Hence shareholders should be able to vote for such a highly qualified candidate.

The following are just a few of the scores of companies that do not require a proxy access director candidate to obtain a specific percentage vote in order to be a candidate in the following year:

Citigroup (C)

eBay (EBAY)

FedEx (FDX)

Goodyear (GT)

Home Depot (HD)

It is more important at Newell Brands to have a well-designed right for shareholder proxy access because Newell Brands stock had fallen from $30 in 2014 to $22 shortly before the due date for this proposal.

Stockholder proposals such as this have had a key role in improving the governance rules of Newell Brands. After receiving shareholder proposals Newell Brands adopted annual election of each director (2012), adopted a more shareholder friendly version of a right for shareholders to call for a special meeting (2015) and adopted a version of shareholder proxy access (2016). Shareholders also gave majority support to a 2018 shareholder proposal for a shareholders right to act by written consent.

Please vote yes:

Improve Shareholder Proxy Access—Proposal 5

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL

The Board of Directors opposes this proposal and unanimously recommends that you vote AGAINST it for the following reasons.

The Board of Directors has given careful consideration to the stockholder proposal to amend the proxy access By-Law (the “Proxy Access Amendment Proposal”) and believes that the amendment is not in the best interests of the Company or its stockholders.

Our current corporate governance framework reflects our commitment to robust, balanced governance practices combined with responsiveness and accountability to stockholders. In February 2016, the Board of Directors adopted a proxy access By-Law that is aligned with current best practices and gives stockholders a meaningful voice in the director nomination and election process. The Board of Directors’ decision to enact the proxy access amendment was the result of, among other things, stockholder input, consideration of evolving corporate governance trends and continuous review of our corporate governance practices. Our By-Laws enable a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board of Directors, provided such stockholder(s) and nominee(s) satisfy the disclosure and other requirements set forth in the By-Laws.

The Board of Directors continues to believe that our proxy access By-Law strikes the appropriate balance between promoting stockholder nomination rights and protecting the interests of our stockholders. The change to the Company’s proxy access By-Law requested by the Proxy Access Amendment Proposal would upset the balance reflected in the current proxy access By-Law.

Our proxy access By-Law also provides that a candidate who does not receive more than 25% of shares voted may not be nominated as a proxy access candidate for the following two years. This provision prevents a stockholder or group of stockholders from using such a candidate to block other stockholders from nominating a candidate who may be able to receive a greater level of support in an election. Further, this provision is designed to prevent stockholders from abusing the proxy access process and requiring the Company and other stockholders to absorb the expense and effort of responding to a proxy access request after that process has already been used once with a particular candidate whom stockholders did not meaningfully support. Notably, a recent review of 100 top companies found that 89 of such companies had proxy access By-Laws and a majority of those provide that a nominee is ineligible for two years if such nominee failed to receive the support of more than 25% of shares voted.2

The unnecessary change requested by the Proxy Access Amendment Proposal should be viewed in light of the full array of governance practices the Company has adopted. We regularly assess our corporate governance policies and practices to take into account evolving best practices and to address stockholder feedback. Some of the governance policies and practices that support these goals are:

•	A robust, ongoing stockholder engagement program;

•	A stockholder proxy access right;

•	A stockholder right to call special meetings (15% threshold);

•	A formal procedure to address and respond to successful stockholder proposals;

•	All Directors are independent, other than the CEO;

•	An independent, non-executive Chairperson of the Board;

•	A majority vote standard in uncontested elections;

•	No supermajority provisions in the Charter Documents;

•	Anti-hedging, clawback and anti-pledging policies;

•	Director ownership guidelines;

•	Annual Board of Directors, CEO and Committee evaluations;

•	Annual elections of all Directors;

•	No dual class capitalization; and

•	No poison pill.

In addition, in connection with the 2019 Annual Meeting, the Board of Directors is submitting to our stockholders a proposal that would enable stockholders to vote by written consent.

In light of these governance practices as well as our commitment to stockholder engagement and effective corporate governance, the Board of Directors does not believe that adoption of the Proxy Access Amendment Proposal is in the best interest of the Company or its stockholders.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 5 for the amendment to the By-Laws.

P ROPOSAL 6—STOCKHOLDER PROPOSAL TO PREPARE A DIVERSITY REPORT

Trillium Asset Management LLC on behalf of the Trillium Small/Mid Cap Fund, whose address and share ownership will be furnished promptly by the Company upon receipt of an oral or written request, submitted the following proposal:

Proposal 6—Diversity in Executive Leadership

Diversity in Executive Leadership

WHEREAS:

We believe that diversity, inclusive of gender and race, are critical attributes of a well-functioning executive team and necessary to meaningfully drive diversity throughout an organization.

[2]	Stephen T. Giove, et. al., Proxy Access Proposals, Harvard Law School Forum on Corporate Governance and Financial Regulation (October 2018).

Currently, Newell Brands has limited racial/ethnic diversity on its Management Committee and Extended Leadership Committee. Two of the eighteen committee members are women.

The business case for workforce diversity is compelling. A growing body of research indicates a positive relationship between firm value and the percentage of women and minorities in senior leadership roles. A McKinsey & Company report found that companies in the top quartile for gender or racial ethnicity are more likely to financially outperform national industry medians. Specifically, for every 10 percent increase in racial and ethnic diversity on the executive team, earnings before interest and taxes rise 0.8 percent3. Without a truly diverse executive team we are concerned Newell Brands may be leaving money and value on the table.

The number of women and people of color in leadership roles at public companies remains remarkably low. Only nine percent of top executive roles in the Russell 3000 are held by women.

Many companies across industry sectors are setting goals and targets to address this significant issue. Intel has been tracking diversity data since 2014 and ties diversity goals to incentive compensation. In 2018, two years ahead of schedule, Intel achieved full representation of underrepresented minorities and women in its U.S. workforce. Symantec set a goal to increase the percentage of women in leadership (Director-level and above) to 30 percent by 2020. BP says it wants women in at least 25% of its group leadership roles by 2020. Citigroup, in August 2018, announced plans to reverse “falling diversity” by setting public quantitative goals and holding senior leaders accountable for meeting them.

Newell Brands has made some progress expanding board diversity. It is time, in our view, to extend the same focus and accountability to building diversity in its leadership ranks.

To address the lack of diversity in senior roles we believe the Board and senior leadership must set clear policies to attract, retain and promote women, including establishing and reporting on gender pay equity, formalizing mentor and sponsorship programs, and establishing gender-neutral family support programs.

Further, we believe that linking diversity performance metrics to senior executive compensation packages can sharpen management’s ability to manage human capital management risks, increase accountability and successfully reach inclusion and diversity goals

RESOLVED: Shareholders request that the Board of Directors prepare a report (at a reasonable cost, in a reasonable time, and omitting confidential information) providing its assessment of the current state of its executive leadership team diversity and its plan to make the company’s executive leadership team more diverse in terms of race, ethnicity, and gender.

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL

The Board of Directors opposes this proposal and unanimously recommends that you vote AGAINST it for the following reasons.

The Board of Directors has given careful consideration to the stockholder proposal to prepare a diversity report (the “Report Proposal”) and believes that preparing such a report is not in the best interests of the Company or its stockholders.

The Company, and its leadership, is absolutely committed to diversity, inclusion and advancement. We believe that we are made better and stronger by having a diverse and inclusive workforce shaping our business choices, and we are culturally enriched by having the unique perspectives of people of all backgrounds. This uncompromising commitment is part of what makes our Company special.

A diverse and inclusive workforce is critical to our success, and we celebrate the variety of skills, abilities, backgrounds, experiences and perspectives represented by every member of our family. Our

[3]	https://www.mckinsey.com/business-functions/organization/our-insights/why-diversity-matters commitment to diversity and inclusiveness is reflected in the decisions we make, including those that involve recruiting, hiring and promoting our people. We hire, evaluate, promote and compensate people without regard to any legally protected status, including race, color, sexual orientation, age, religion and disability.

Even in the midst of unprecedented change at the Company in 2017 and 2018, we have taken a number of actions to promote our diversity and inclusion initiatives, including the following:

•

The maintenance of a “Diversity & Inclusion” microsite on the Company’s careers website, available under the “Diversity & Inclusion” link on the “Careers” page of the Company’s website, which provides potential candidates with insight into our diversity and inclusiveness initiatives as well as a view into our diverse and inclusive culture and workforce.

•	A focus on identifying persons from diverse backgrounds and with a variety of life experiences as candidates for our Board of Directors, as set forth in our Corporate Governance Guidelines.

•

The use of recruiting and development efforts for available leadership and other positions at the Company that emphasize identifying persons from diverse backgrounds and with a variety of life experiences, including posting on national and local diversity job boards as well as partnerships with organizations, community groups and colleges that focus on the needs of minority candidates.

•	The intentional identification of, and attention to, the diverse background and variety of life experiences of individuals during the Company’s biannual talent reviews, for all functions.

•	The requirement that all of our employees undertake training that reinforces our commitment to a diverse and inclusive workforce.

•	The provision of paid parental leave for all parents, regardless of gender.

•

The provision of a variety of methods, including a confidential ethics hotline, to promote the reporting of concerns regarding conduct that violates the Company’s Code of Conduct, which includes a commitment to a diverse and inclusive workforce.

•	The extension of our diversity and inclusiveness commitment to our suppliers.

Given our commitment to diversity and inclusiveness, the Board of Directors does not believe that the adoption of the Report Proposal would enhance the Company’s or the Board of Directors’ commitment to workplace diversity and inclusiveness. Furthermore, the requested report would divert Company resources without providing real value to the Company or its stockholders. Therefore, the Board of Directors recommends that you vote against the Report Proposal.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 6 for the preparation of a report.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Exchange Act, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis except that, due to administrative oversight, late Form 4s with respect to the vesting of restricted stock units were filed for Messrs. Burke, Tarchetti and Turner on February 15, 2018.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

APPENDIX A

Non-GAAP Financial Measures

The Compensation Discussion and Analysis contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in the Compensation Discussion and Analysis to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, changes in foreign exchange and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018, from year-over-year comparisons. The effect of changes in foreign exchange on 2018 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2018 reported sales and the constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The Company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions, advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations.

The Company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

While the Company believes these non-GAAP financial measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CORE SALES ANALYSIS BY SEGMENT (Unaudited)

	December 31, 2018					December 31, 2017				in Millions
	2018 Net Sales (REPORTED)	Acquisitions and Divestitures. Net[1][2]	Net Sales Base Business	Currency Impact[3]	2018 Core Sales	2017 Net Sales[4]	Divestitures and Other. Net[1]	ASC 606 Revenue Recognition Adjustments[5]	2017 Core Sales	Increase (Decrease) Core Sales
										$	%
FOOD AND APPLIANCES	2,699.1	(30.8)	2,668.3	32.6	2,700.9	2,921.1	(2.9)	(105.7)	2,812.5	(111.6)	(4.0)%
HOME AND OUTDOOR LIVING	2,946.7	(65.3)	2,881.4	(14.0)	2,867.4	3,114.1	(44.5)	(65.1)	3,004.5	(137.1)	(4.6)%
LEARNING AND DEVELOPMENT	2,981.6	(3.3)	2,978.3	(1.6)	2,976.7	3,269.1	(16.3)	(53.3)	3,199.5	(222.8)	(7.0)%
OTHER	3.5	(3.5)	—	—	—	247.7	(245.6)	(2.5)	(0.4)	0.4	(100.0%
TOTAL COMPANY	$8,630.9	$(102.9)	$8,528.0	$17.0	$8,545.0	$9,552.0	$(309.3)	$(226.6)	$9,016.1	$(471.1)	(5.2)%

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[1]

Divestitures include actual divestitures of Tools (excluding Dymo Industrial Labelling) in the first quarter of 2017; Fire Building, Lehigh® and Teutonia® businesses in the second quarter of 2017; two winter sports units, Völkl® and K2® products and a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017; the exit of a distribution agreement with Sprue Aegis during the first quarter of 2018; the transition of regional sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018 and the removal of specialized writing sales associated with the Bond® brand in anticipation of closing the business.

[2]

Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, comprised of Chesapeake® Bay Candle and Sistema®. Since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance and the Outdoor and Recreation businesses in the Home and Outdoor Living segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.

[3]

“Currency Impact” represents the effect of foreign currency on 2018 reported sales and is calculated as the difference between the 2018 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[4]

The Company has revised the classification of certain items, principally related to customer supply chain related payments, formerly included in costs of goods sold. The impact to net sales for the twelve months ended December 31, 2017 was a decrease of $40.1 million.

[5]

Certain costs and cash payments made to customers previously recorded in costs of products sold and selling, general and administrative expenses have been reclassified against sales as they do not meet the specific criteria of providing a distinct good or service under the new guidance—ASC 606.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the twelve months ended December 31, 2018
	GAAP Measure									Non-GAAP Measure
	Reported	Integration costs[1]	Acquisition amortization costs[2]	Transaction and related costs[3]	Divestiture costs[4]	Other non-recurring items[5]	Loss on extinguishment of debt[6]	Net gain/(loss) on sale of business[7]	Tax items[8]	Normalized*	Percentage of Sales
Cost of products sold	$5,622.1	$(4.4)	$—	$—	$—	$10.5	$—	$—	$—	$5,628.2	65.2%
Gross profit	3,008.8	4.4	—	—	—	(10.5)	—	—	—	3,002.7	34.8%
Selling, general and administrative expenses	2,434.8	(99.5)	(131.4)	(15.4)	(18.2)	(45.2)	—	—	—	2,125.1	24.6%
Restructuring costs	80.5	(80.5)	—	—	—	—	—	—	—	—
Impairment charges	8,322.0	—	(8,322.0)	—	—	—	—	—	—	—
Operating income (loss)	(7,828.5)	184.4	8,453.4	15.4	18.2	34.7	—	—	—	877.6	10.2%
Non-operating (income) expenses	439.2	—	—	—	—	10.0	(4.1)	0.6	—	445.7
Income (loss) before income taxes	(8,267.7)	184.4	8,453.4	15.4	18.2	24.7	4.1	(0.6)	—	431.9
Income taxes[9]	(1,478.1)	38.3	1,198.9	3.3	3.9	5.3	0.9	5.5	46.4	(175.6)
Net income (loss) from continuing operations	(6,789.6)	146.1	7,254.5	12.1	14.3	19.4	3.2	(6.1)	(46.4)	607.5
Income (loss) from discontinued operations, net of tax	(128.3)	16.8	1,432.0	—	43.3	0.3	—	(701.6)	—	662.5
Net income (loss)	$(6,917.9)	$162.9	$8,686.5	$12.1	$57.6	$19.7	$3.2	$(707.7)	$(46.4)	$1,270.0
Diluted earnings per share**	$(14.60)	$0.34	$18.31	$0.03	$0.12	$0.04	$0.01	$(1.49)	$(0.10)	$2.68

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 474.3 million shares for the twelve months ended December 31, 2018.

Totals may not add due to rounding.

[1]

During the twelve months ended December 31, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $205.9 million ($21.5 million of which is reported in discontinued operations), including $90.0 million of restructuring costs ($9.5 million of which is reported in discontinued operations).

[2]

During the twelve months ended December 31, 2018, the Company incurred acquisition amortization costs of $172.3 million ($40.9 million of which is reported in discontinued operations). During the twelve months ended December 31, 2018, the Company recognized impairment charges of $9.8 billion ($5.1 billion related to goodwill, $4.7 billion related to other intangible assets and $41.1 million, primarily related to Home Fragrance fixed assets impairments), of which $1.5 billion was reported in discontinued operations primarily related to goodwill impairment attributable to businesses held for sale.

[3]	During the twelve months ended December 31, 2018, the Company recognized transaction and related costs of $15.4 million.

[4]

During the twelve months ended December 31, 2018, the Company recognized $69.0 million of costs ($50.8 million of which is reported in discontinued operations) primarily related to the divestitures of Waddington, Team Sports, Jostens, Fishing, and Goody along with the planned divestitures of Process Solutions and Commercial and Consumer Solutions businesses.

[5]

During the twelve months ended December 31, 2018, the Company recorded $10.5 million, net of recoveries, for fire-related losses in the Writing business; $25.5 million of bad debt related to a customer in the Baby business; $16.7 million of costs related to the proxy contest, $3.0 million of consulting costs for accounting standard adoption, $11.3 million gain on legacy Jarden investment, and $1.6 million of pension settlement costs ($0.3 million of which is reported in discontinued operations).

[6]

During the twelve months ended December 31, 2018, the Company incurred $4.1 million of debt extinguishment costs, net, consisting of non-cash write-offs of $46.6 million of deferred debt issue costs and $5.2 million of fees, partially offset by $47.7 million non-cash settlement gains for payoff of debt below its carrying value.

[7]

During the twelve months ended December 31, 2018, the Company recognized a gain of $599.0 million related to the sale of the Waddington business, gain of $20.3 million related to the sale of Goody, gain of $371.6 million related to the sale of Pure Fishing business, gain of $1.2 million related to a sale of a small subsidiary, loss of $127.7 million related to the sale of the Rawlings business, loss of $32.1 million related to the sale of the Jostens business, and $0.6 million gain on working capital adjustment related to the sale of the Tools business.

[8]

During the twelve months ended December 31, 2018, the Company recognized deferred taxes in continuing operations primarily related to statutory rate changes and adjustments to the Company’s 2017 transition tax estimate, while the amounts in discontinued operations relate to the difference between the book and tax basis in the Goody, Jostens, Fishing, Gaming and Process Solutions businesses divested and held for sale.

[9]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the twelve months ended December 31, 2017
	GAAP Measure											Non-GAAP Measure
	Reported	Project Renewal costs[1]	Inventory step up[2]	Acquisition and integration costs[3]	Acquisition amortization costs[4]	Transaction and related costs[5]	Divesture costs[6]	Other non-recurring items[7]	Loss on extinguishment of debt[8]	Gain on sale[9]	Non-recurring tax items[10]	Normalized*	Percentage of Sales
Cost of products sold	$6,289.0	$(2.6)	$(10.7)	$(17.8)	$(11.5)	$—	$—	$(14.6)	$—	$—	$—	$6,231.8	65.2%
Gross profit	3,263.0	2.6	10.7	17.8	11.5	—	—	14.6	—	—	—	3,320.2	34.8%
Selling, general and administrative expenses	2,705.6	(12.5)	—	(222.8)	(129.7)	(27.4)	(34.9)	(15.2)	—	—	—	2,263.1	23.7%
Restructuring costs	87.6	(19.4)	—	(68.2)	—	—	—	—	—	—	—	—
Impairment charges	84.3	—	—	—	(84.3)	—	—	—	—	—	—	—
Operating income (loss)	385.5	34.5	10.7	308.8	225.5	27.4	34.9	29.8	—	—	—	1,057.1	11.1%
Non-operating (income) expenses	(206.9)	—	—	2.4	—	(2.0)	—	—	(32.3)	710.4	—	471.6
Income (loss) before income taxes	592.4	34.5	10.7	306.4	225.5	29.4	34.9	29.8	32.3	(710.4)	—	585.5
Income taxes[11]	(1,578.4)	12.7	3.9	86.3	124.4	10.2	12.8	10.9	10.4	(166.1)	1,429.5	(43.4)
Net income (loss) from continuing operations	2,170.8	21.8	6.8	220.1	101.1	19.2	22.1	18.9	21.9	(544.3)	(1,429.5)	628.9
Income (loss) from discontinued operations, net of tax	578.0	—	—	36.3	99.8	—	—	—	—	(1.8)	—	712.3
Net income (loss)	$2,748.8	$21.8	$6.8	$256.4	$200.9	$19.2	$22.1	$18.9	$21.9	$(546.1)	$(1,429.5)	$1,341.2
Diluted earnings per share**	$5.63	$0.03	$0.01	$0.53	$0.41	$0.04	$0.05	$0.04	$0.04	$(1.12)	$(2.93)	$2.75

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.

[1]

Costs associated with Project Renewal during the twelve months ended December 31, 2017 include $15.1 million of project-related costs and $19.4 million of restructuring costs. Project-related costs include inventory rationalization, advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other related costs.

[2]

During the twelve months ended December 31, 2017, the Company recognized $10.7 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake®, Sistema® and WoodWick® (Smith Mountain Industries) acquisitions.

[3]

During the twelve months ended December 31, 2017, the Company incurred costs primarily associated with the Jarden integration of $359.0 million ($52.6 million of which is reported in discontinued operations), including $92.5 million of restructuring costs ($24.3 million of which is reported in discontinued operations).

[4]

During the twelve months ended December 31, 2017, the Company incurred acquisition amortization costs of $284.9 million ($143.7 million of which is reported in discontinued operations). During the twelve months ended December 31, 2017, the Company recognized $85.0 million of impairment charges ($0.7 million of which are reported in discontinued operations), primarily associated with assets of the Winter Sports and Fire building.

[5]

During the twelve months ended December 31, 2017, the Company recognized $29.4 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema® acquisition.

[6]

During the twelve months ended December 31, 2017, the Company recognized $34.9 million of costs primarily associated with the divestiture of the Tools business (excluding Dymo® industrial labeling) and Winter Sports business.

[7]

During the twelve months ended December 31, 2017, the Company incurred $14.6 million of fire-related losses and costs, net of recoveries, in the Writing business and $13.0 million of bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption.

[8]

During the twelve months ended December 31, 2017, the Company incurred a $32.3 million loss related to the extinguishment of debt, consisting of a make-whole payment of $34.2 million and fees, partially offset by $1.9 million of non-cash write-offs.

[9]

During the twelve months ended December 31, 2017, the Company recognized $713.0 million of net gains ($2.6 million of which is reported in discontinued operations) related to the sale of businesses, primarily Tools and Winter Sports. During the twelve months ended December 31, 2017, the Company recognized $166.1 million of deferred tax expense related to the difference between the book and tax basis on the sale of the Winter Sports business.

[10]

During the twelve months ended December 31, 2017, the Company recognized a benefit of approximately $1.4 billion related to tax reform due to the revaluation of it’s deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings.

[11]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

APPENDIX B

Amendment to the Company’s Restated Certificate of Incorporation to

Allow Action by Written Consent

Article EIGHTH of the Restated Certificate of Incorporation shall be amended by replacing Section A of the Article thereof numbered A so that, as amended, Section A of the Article EIGHT shall be and read as follows:

A. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances as set forth in this Restated Certificate of Incorporation or in a resolution providing for the issuance of such stock adopted by the Board of Directors pursuant to authority vested in it by this Restated Certificate of Incorporation, nominations for the election of directors may be made by the Board of Directors or by a committee appointed by the Board of Directors, or by any stockholder entitled to vote in the election of directors generally provided that such stockholder has given actual written notice of such stockholders’ intent to make such nomination or nominations to the Secretary of the Corporation not later than (1) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following (a) the date on which notice of such meeting is first given to stockholders or (b) the date on which public disclosure of such meeting is made, whichever is earlier, and (3) with respect to an election to be made by consent of stockholders, the date on which the stockholder requests, in writing, that a record date be set for such purpose, as provided in Article Ninth.

Article NINTH of the Restated Certificate of Incorporation shall be amended by replacing the Article thereof numbered NINTH so that, as amended, said Article shall be and read as follows:

NINTH: Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances as set forth in this Restated Certificate of Incorporation, or in a resolution providing for the issuance of such stock adopted by the Board of Directors pursuant to authority vested in it by this Restated Certificate of Incorporation, all actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be taken by the written consent of the holders of capital stock of the Corporation entitled to vote; provided that no such action may be taken except in accordance with the provisions of this Article, the Corporation’s By-Laws and applicable law.

A. Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article. Any stockholder seeking to have stockholders authorize or take corporate action by written consent without a meeting shall, by written request addressed to the secretary of the Corporation and delivered to the Corporation’s principal executive offices and signed by holders of record at the time such request is delivered representing at least fifteen percent (15%) of the outstanding voting stock of the Corporation, provided that such shares are determined to be Net Long Shares (as defined in the By-Laws of the Corporation) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percentage”), request that a record date be set for such purpose. The written request must contain the information set forth in Section B of this Article. Following delivery of the request, the Board of Directors shall, by the later of (x) 20 days after delivery of a valid request to set a record date and (y) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date, determine the validity of the request and whether the request relates to an action that may be taken by consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with the second and third sentences of this Section A has been delivered to the secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed consent relating to the action taken or proposed to be taken by consent is delivered to the Corporation in the manner described in Section F of this Article; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

B. Request Requirements. Any request required by Section A of this Article (i) must be delivered by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to own not less than the Requisite Percentage through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action; (ii) must contain an agreement to solicit consents in accordance with Section D of this Article, (iii) must describe the action proposed to be taken by written consent of stockholders, (iv) must contain (1) such information and representations, to the extent applicable, then required by Sections 2.2(c)(i)-(iv) and (viii) of the Corporation’s By-Laws and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by consent), and (v) must include documentary evidence that the requesting stockholder(s) own in the aggregate not less than the Requisite Percentage. If the action proposes to elect directors by written consent, the written request for a record date must also contain the information then required by Section 3.15(c) and 3.15(d)(as applicable) and any other applicable sections of the Corporation’s By-Laws. The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation. Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a requesting stockholder of any shares of voting stock of the Corporation after the date of the request, shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder shall certify to the secretary of the Corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent.

C. Actions Which May Not Be Taken by Written Consent. Stockholders are not entitled to act by consent if (i) the record date request does not comply with this Article; (ii) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of final adjournment of the next annual meeting; (iv) an identical or substantially similar item of business, including the nomination, election or removal of directors (as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders, (a “Similar Item”)), was presented at a meeting of stockholders held not more than 60 days before the request is received by the secretary of the Corporation; (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held within 60 days after the request is received by the secretary of the Corporation; or (vii) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. For purposes of this Section C, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

D. Manner of Consent Solicitation. Holders of shares of voting stock of the Corporation may take action by written consent only if consents are solicited from all holders of voting stock of the Corporation entitled to vote on the matter and in accordance with Regulation 14A under the Securities Exchange Act of 1934 and other applicable law.

E. Date of Consent. Every consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who manually signs the consent, and no consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section F of this Article and not later than 120 days after the record date, consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

F. Delivery of Consents. No consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 45 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The secretary of the Corporation shall provide for the safe-keeping of such consents and any related revocations and shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such consents. The Inspectors shall promptly conduct a ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of the Corporation deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent. If after such investigation the Inspectors shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Inspectors of the Corporation may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

G. Effectiveness of Consent. No action may be taken by the stockholders by written consent except in accordance with this Article. If the Board of Directors shall determine that any request to fix a record date was not properly made in accordance with, or relates to an action that may not be effected by consent or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article, then the Board of Directors shall not be required to fix a record date and any such purported action by consent shall be null and void to the fullest extent permitted by applicable law. No consent shall be effective until such date as the Inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with Section F of this Article represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Restated Certificate of Incorporation.

H. Challenge to Validity of Consent. Nothing contained in this Article shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

I. Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

NEWELL BRANDS INC.

221 RIVER STREET

HOBOKEN, NJ 07030

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Vote by 11:59 p.m. Eastern Time on May 2, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Newell Brands in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Vote by 11:59 p.m. Eastern Time on May 2, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58678-P19883                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWELL BRANDS INC.
1.	Election of Directors – The Board of Directors recommends you vote FOR the Nominees listed below:			For	Against	Abstain
	1a.	Bridget Ryan Berman		☐	☐	☐
	1b.	Patrick D. Campbell		☐	☐	☐				For	Against	Abstain
	1c.	James R. Craigie		☐	☐	☐		1j. Robert A. Steele		☐	☐	☐
	1d.	Debra A. Crew		☐	☐	☐		1k. Steven J. Strobel		☐	☐	☐
	1e.	Brett M. Icahn		☐	☐	☐		1l. Michael A. Todman		☐	☐	☐
	1f. 1g.	Gerardo I. Lopez Courtney R. Mather		☐ ☐	☐ ☐	☐ ☐	Proposals – The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:
	1h. 1i.	Michael B. Polk Judith A. Sprieser		☐ ☐	☐ ☐	☐ ☐

2.  Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.  Advisory resolution to approve executive compensation.

4.  Board proposal to amend the Company’s Restated Certificate of Incorporation to allow stockholder action by written consent.

										☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
For address changes and/or comments, please check this box and write them on the back where indicated.						☐	Proposals – The Board of Directors recommends you vote AGAINST Proposals 5 and 6:
Please indicate if you plan to attend this meeting.				☐	☐		5.	Shareholder proposal modifying proxy access.		☐	☐	☐
				Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.							6.	Shareholder proposal to prepare a diversity report.		☐	☐	☐
NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Newell Brands Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E58679-P19883

Proxy Solicited by the Board of Directors

for the Annual Meeting of Stockholders of Newell Brands Inc. to be held May 7, 2019.

The undersigned hereby appoints Bradford R. Turner and Raj Dave as proxies, each with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL BRANDS INC. to be held May 7, 2019, and at any adjournments or postponements thereof, on each of the proposals listed on the reverse side.

This proxy revokes all previous proxies. The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that these shares are represented at the Newell Brands Annual Meeting, whether or not you plan to attend the Newell Brands Annual Meeting in person. To make sure that these shares are represented, we encourage you to sign, date and return this card, or vote these shares by using either of the electronic means described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all director candidates nominated by the Board of Directors on the reverse side, FOR proposal (2) on the reverse side, FOR proposal (3) on the reverse side, FOR proposal (4) on the reverse side, AGAINST proposal (5) on the reverse side, and AGAINST proposal (6) on the reverse side and, in the discretion of the persons named as proxy, with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side